Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

AMONG

ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION,

TRILOGY, INC.

AND

RCN ACQUISITION, INC.

dated as of March 10, 2006

i

Index of Defined Terms

Section
Actions	3.07
affiliate	9.03(a)
Agreement	Recitals
Alternative Proposal	6.03(a)
Appraisal Shares	2.01(f)
Approvals	3.04(b)
Balance Sheet	3.05(e)
Balance Sheet Date	3.05(e)
business day	9.03(b)
Cancelled Warrant	2.01(e)
Certificate	2.01(c)
Certificate of Merger	1.03
Change in Board Recommendation	6.03(d)
Closing	1.02
Closing Cash	7.02(h)
Closing Date	1.02
Code	3.08(c)
Common Stockholder Approval	3.16(a)
Company	Recitals
Company Board	Recitals
Company Board Recommendation	3.16(b)
Company Common Stock	2.01(b)
Company Contracts	3.12(b)
Company Employees	3.09(a)
Company IP	3.17
Company Plans	3.09(a)
Company Real Property	3.19(b)
Company Reports	3.05(a)
Company Securities	3.02(b)
Contracts	3.04(a)
Cowen	3.14
control	9.03(c)
Delaware Secretary of State	1.03
DGCL	1.01
Effective Time	1.03
Environmental Laws	3.10(d)
ERISA	3.09(a)
Environmental Liabilities	3.10(d)
Exchange Act	3.04(b)
Fairness Opinion	3.14
Filed Company Reports	3.05(d)
Foreign Benefit Plan	3.09(m)
GAAP	3.05(b)
Governmental Authority	3.04(b)
Hazardous Materials	3.10(d)
Indebtedness	3.02(d)
Insurance Cap	6.05(b)
Insurance Policies	3.18
Intellectual Property	3.17
Joseph	3.15(a)
Knowledge	9.03(d)

Section
Knowledge of Newco	9.03(d)
Knowledge of the Company	9.03(d)
Laurus Agreement	Recitals
Laws	3.04(a)
Liens	3.02(c)
Material Adverse Effect	3.01(a)
Merger	Recitals
Merger Consideration	2.01(c)
Newco	Recitals
Non-Disclosure Agreement	6.02(b)
Option	2.01(d)
Order	3.07
Parent	Recitals
Paying Agent	2.02(a)
Payoff Amount	7.02(h)
person	9.03(e)
Post-Closing Tax Period	3.08(h)
Pre-Closing Tax Period	3.08(h)
Preferred Stock	2.01(b)
Preferred Stockholder Approval	3.16(a)
Preferred Stock Consideration	2.01(c)
Proha	Recitals
Proha Agreement	Recitals
Proha Proposal	6.03(a)
Proha Proposal Termination Date	6.03(a)
Proxy Statement	3.04(b)
Public Software	3.17
Release	3.10(d)
Representatives	6.01(e)
Restraints	7.01(b)
SEC	3.04(b)
Section 203	3.20
Section 262	2.01(f)
Securities Act	3.05(a)
Stock Plans	2.01(d)
Stockholders’ Meeting	6.01(a)
Subject Litigation	6.05(c)
subsidiaries	9.03(f)
Subsidiary Securities	3.02(b)
Sufficient Funds	4.05
Superior Proposal	6.03(a)
Surviving Corporation	1.01
Tax Return	3.08(m)
Taxes	3.08(m)
Termination Date	8.01
Termination Fee	8.02(b)
Third Party	6.03(a)
Transaction Expenses	3.15(b)
Triggering Event	8.01(g)
Voting Agreement	Recitals
Warrant	2.01(e)
Warrant Consideration	2.01(e)

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 10, 2006 (this “Agreement”) by and among Artemis International Solutions Corporation, a Delaware corporation (the “Company”), Trilogy, Inc., a Delaware corporation (“Parent”)and RCN Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Newco”).

WHEREAS, the Board of Directors of the Company (together with any committee thereof, the “Company Board”), by the unanimous vote of all directors other than Joseph Liemandt, Pekka Pere and Olle Odman, who were recused, has (a) determined that (i) this Agreement and the merger of Newco with and into the Company (the “Merger”) are advisable and in the best interests of the Company and its stockholders and (ii) the consideration to be received in the Merger by the Company’s stockholders is fair to such stockholders, (b) approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby, and (c) recommended approval and adoption by the stockholders of the Company of this Agreement, the Merger and the other transactions contemplated hereby; and

WHEREAS, the board of directors of Parent and the board of directors and sole stockholder of Newco, as required, have unanimously approved this Agreement, the Merger and the other transactions contemplated hereby; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Newco’s willingness to enter into this Agreement, (i) certain stockholders of the Company are entering into a stockholders agreement (collectively, the “Voting Agreements”) with Newco, (ii) Proha Plc (“Proha”) is entering into that letter agreement dated as of the date hereof (the “Proha Agreement”),and (iii) Laurus Master Fund, Ltd. is entering into that letter agreement dated as of the date hereof (the “Laurus Agreement”) setting forth the payoff terms  and termination of the indebtedness under the Secured Revolving Note dated as of August 14, 2003 and the Secured Minimum Borrowing Note dated as of August 14, 2003 and the termination of the 125,000 Warrants issued in connection therewith.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE MERGER

Section 1.01.   The Merger.  Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”), at the Effective Time (as defined in Section 1.03), Newco shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Newco shall cease and the Company shall survive the Merger (sometimes hereinafter referred to as the “Surviving Corporation”).

Section 1.02.   Closing.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.01 and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the fifth business day (the “Closing Date”) after satisfaction or waiver of the conditions set forth in Article VII, excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions, at the offices of Kirkpatrick & Lockhart Nicholson Graham LLP, 599 Lexington Avenue, New York, New York 10022, unless another date, time or place is agreed to in writing by the parties.

Section 1.03.   Effective Time of the Merger.  As soon as practicable after the Closing, the parties shall cause the Merger to be consummated by filing (a) a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) pursuant to the DGCL, in such form as required by and executed in accordance with the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Delaware Secretary of State, as applicable (or such later time as is specified in the Certificate of Merger), being the “Effective Time”).

Section 1.04.   Effects of the Merger; Further Action.  From and after the Effective Time, the Merger shall have the effects set forth in the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Newco shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Newco shall become the debts, liabilities and duties of the Surviving Corporation.  If at any time after the Effective Time any further action is necessary to vest in the Surviving Corporation the title to all property or rights of Newco or the Company, the authorized officers and directors of the Surviving Corporation are fully authorized in the name of Newco or the Company, as the case may be, to take, and shall take, any and all such lawful action.

Section 1.05.   Certificate of Incorporation; Bylaws.  (a)  At the Effective Time, by virtue of the Merger and without any further action on the part of the Company and Newco, the certificate of incorporation of the Surviving Corporation shall be amended and restated to read the same as the certificate of incorporation of Newco, as in effect immediately prior to the Effective Time, until thereafter amended or repealed in accordance with its terms and with the DGCL; provided, that as of the Effective Time the certificate of incorporation shall provide that the name of the Surviving Corporation is “Artemis International Solutions Corporation”.

(b)  At the Effective Time, by virtue of the Merger and without any further action on the part of the Company and Newco, the bylaws of Newco, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation following the Merger, until thereafter amended or repealed in accordance with their terms or the certificate of incorporation of the Surviving Corporation following the Merger and as provided under the DGCL.

Section 1.06.   Directors and Officers.  The directors of Newco immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation following the Merger, and the officers of Newco immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation following the Merger, in each case until their respective successors are duly elected or appointed or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

TREATMENT OF SHARES

Section 2.01.   Effect of the Merger on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Newco or any holder of any shares of capital stock of the Company or any shares of capital stock of Newco:

(a)  Common Stock of Newco.  Each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $.001 per share, of the Surviving Corporation.

(b)  Cancellation of Certain Company Common Stock.  Each share of common stock, par value $.001 per share, of the Company (the “Company Common Stock”) and each share of preferred stock, par value $.001 per share (the “Preferred Stock”) that is owned by the Company and each share of Company Common Stock and each share of Preferred Stock that is owned by Newco or any subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c)  Conversion of Company Common Stock and Preferred Stock.

(i)   Subject to the provisions of this Section 2.01, each share of Company Common Stock, other than shares canceled pursuant to Section 2.01(b) and other than Appraisal Shares, (as hereinafter defined) issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $1.60 per share in cash (the “Merger Consideration”), payable without interest, to the holder of such share, upon surrender, in the manner provided in Section 2.02, of a certificate formerly evidencing such share, other than shares cancelled pursuant to Section 2.01(b) and other than Appraisal Shares (a “Certificate”).

(ii)   Subject to the provisions of this Section 2.01, each share of Preferred Stock, other than shares canceled pursuant to Section 2.01(b), issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $2.20 per share in cash (the “Preferred Stock Consideration”), payable without interest, to the holder of such share, upon surrender, in the manner provided in Section 2.02, of a certificate formerly evidencing such share.

(d)  Treatment of Stock Options and Other Employee Equity Rights.

(i)   Immediately prior to the Effective Time, each outstanding option to acquire Company Common Stock held by any Company Employee (as defined in Section 3.09(a)) or by any other person (an “Option”) granted or assumed under the Company’s 2000 Stock Option Plan and/or the Company’s 2000 Non-Employee Directors’ Stock Option Plan, the Enterspect Corporation 1998 Stock Option Plan, and any Opus360 Stock Option Plan, or otherwise (collectively, as amended and restated, the “Stock Plans”), whether or not then exercisable, shall be cancelled by the Company, and except as otherwise agreed by Newco and the holder, the holder thereof shall be entitled to receive as soon as practicable after the Effective Time from the Surviving Corporation following the Merger in consideration for such cancellation an amount in cash equal to the product of (a) the number of shares of Company Common Stock previously subject to each such Option and (b) the excess, if any, of the Merger Consideration per share over the exercise price per share of Company Common Stock previously subject to such Option (collectively, the “Option Consideration” (it being understood that if any such exercise price exceeds the Merger Consideration per share, the amount payable in respect of such Option shall be zero), reduced by the amount of any withholding or other Taxes (as defined in Section 3.08(n)) required by Law (as defined in Section 3.04(a)) to be withheld (it being understood that (i) with respect to an Option held by a person whose employment by the Company or its subsidiaries was terminated prior to the Effective Time, consideration shall only be paid with respect to the portion of such Option that was outstanding immediately prior to the Effective Time and was vested as of the time such person’s employment relationship with the Company or its subsidiaries terminated and (ii) with respect to an Option held by a person in the Company’s or a subsidiary’s employ as of the Effective Time, any such Option shall become 100% exercisable immediately prior to cancellation, except to the extent an Option by the terms of its grant documents is specifically subject to less acceleration than is provided for under the terms of the Stock Plan pursuant to which such Option was granted, in which case consideration shall be paid only with respect to the portion of such Option which vests pursuant to the terms of such grant documents).   The Company shall use such procedures as it deems necessary and consistent with the terms of the respective Stock Plan to implement the provisions contemplated herein.  Immediately following the Effective Time, the Company shall deposit in a bank account an amount of cash, if any, equal to the Option Consideration for the payment of any options that are eligible for Option Consideration (subject to any applicable withholding Tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such options that are eligible for Option Consideration in accordance with this Section 2.01(d).

(ii)   The Company shall take all such action and provide all such notices as is necessary prior to the Effective Time to, effective immediately prior to the Effective Time, cancel the Options as contemplated by Section 2.01(d), and effective as of the Effective Time, terminate all Stock Plans so that on and after the Effective Time no Company Employee or other person shall have any Option to purchase shares of Company Common Stock or any other equity interest in the Company under any Stock Plan.

(e)  Treatment of Warrants.  Each warrant to purchase shares of Company Common Stock or Preferred Stock that is outstanding as of the Effective Time (a “Warrant”), other than the Cancelled Warrants, shall be converted at the Effective Time into the right to receive a cash amount, if any, equal to the Warrant Consideration (as hereinafter defined) for each share of Company Common Stock then subject to such Warrant.  Prior to the Effective Time, the Company shall take all necessary action and timely provide all notices to effect the conversion of such Warrants as contemplated by this Section 2.01(e). Immediately following the Effective Time, the Company shall deposit in a bank account an amount of cash, if any, equal to the sum of the aggregate Warrant Consideration for each such Warrant then outstanding (subject to any applicable withholding Tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such Warrants in accordance with this Section 2.01(e).  For purposes of this Agreement, “Warrant Consideration” means, with respect to any share of Company Common Stock issuable under a particular Warrant, an amount equal to the excess, if any, of: (i) the Merger Consideration per share of Company Common Stock, over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Warrant (it being understood that if the exercise price payable in respect of such share of Company Common Stock issuable under such Warrant exceeds the Merger Consideration per share, the Warrant Consideration in respect of such Warrants shall be zero).  Notwithstanding the foregoing, each Warrant subject to a Voting Agreement, a Stockholder Letter Agreement or the Laurus Agreement (a “Cancelled Warrant”) shall be cancelled and extinguished as of the Effective Time and shall not be entitled to receive any consideration therefor, except as provided in the Laurus Agreement.

(f)  Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock and Preferred Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration per share as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares (the “Appraisal Shares”) in accordance with the provisions of Section 262.  At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and each of such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become exchangeable for, the right to receive the Merger Consideration per share as provided in Section 2.01(c).  The Company shall (i) deliver prompt notice to Newco of any demands for appraisal of any shares of Company Common Stock or Preferred Stock and (ii) give Newco the opportunity to participate in all negotiations and proceedings with respect to any such demand.  Prior to the Effective Time, the Company shall not, without the prior written consent of Newco, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.02.   Exchange of Certificates.  (a)  Deposit with Paying Agent.  (a) Prior to the Effective Time, Newco shall appoint a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of the Certificates in accordance with this Article II.  At or as soon as practicable after the Effective Time, the Surviving Corporation shall deposit with the Paying Agent an amount of cash required for the payment of the Merger Consideration upon surrender of Certificates in accordance with this Article II.  Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation.

(b)  Exchange and Payment Procedures.  As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash payable in respect of the shares formerly represented by such Certificate pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock or Preferred Stock that is not registered in the share transfer books of the Company, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.  No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c)  No Further Ownership Rights in Company Common Stock or Preferred Stock.  Until surrendered as contemplated by Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Article II and the holders of Certificates shall not have any rights as stockholders in the Company.  The Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid at the Effective Time in full satisfaction of all rights pertaining to the shares of Company Common Stock or Preferred Stock formerly represented by such Certificate.  At the close of business on the date on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Company Common Stock or Preferred Stock that were outstanding immediately prior to the Effective Time.  If, after the close of business on the date on which the Effective Time occurs, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

(d)  No Liability.  None of Newco, the Surviving Corporation and the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any portion of the Merger Consideration deposited with the Paying Agent pursuant to this Article II which remains undistributed to the holders of the Certificates for six months after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.04(b)) shall be delivered to the Surviving Corporation, upon demand.  Any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for cash, if any, to which such holders may be entitled.

(e)  Lost Certificates.  If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration.

(f)  Withholding Rights.  The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold any applicable Taxes from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Preferred Stock, Options or Warrants.  To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent and Newco simultaneously with the execution of this Agreement, the Company hereby represents and warrants to Parent and Newco as set forth below.

Section 3.01.   Organization and Qualification.  (a)  Each of the Company and each of its subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.  Each of the Company and each of its subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties and assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed or in good standing, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect.  The term “Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence that is materially adverse to the business, properties, assets, condition (financial or otherwise), prospects or results of operations of the

Company (or the Surviving Corporation) and its subsidiaries taken as a whole or that could reasonably be expected to, directly or indirectly, prevent or materially impair or delay the ability of the Company to perform its obligations hereunder, except to the extent that such adverse effect arises from general economic, legal or regulatory conditions affecting the  computer software industry generally that do not have a disproportionate effect on the Company; provided that the fact that the Company shall fail to meet financial projections for periods subsequent to the date of this Agreement shall not, in and of itself, constitute a Material Adverse Effect, but this proviso shall in no way exclude from the definition of Material Adverse Effect or from what constitutes a Material Adverse Effect any state of facts, change, development, event, effect, condition or occurrence that gave rise to, contributed to or caused such failure to meet financial projections.

(b)  The Company has furnished to Newco a complete and correct copy of the certificate of incorporation and the bylaws of the Company, and the certificates of incorporation and the bylaws (or similar organizational documents) of each subsidiary of the Company, in each case as currently in effect.  Said certificates of incorporation and bylaws (or similar organizational documents) are in full force and effect and no other organizational documents are applicable to or binding upon the Company or any of its subsidiaries.  The Company and its subsidiaries have not violated the provisions of its respective certificates of incorporation or bylaws (or similar organizational documents).  The Company has made available to Newco copies of the minutes of the meetings of the Company’s stockholders and of the Company Board in calendar years 2004, 2005 and 2006, as well as the minutes of the meetings of each committee, including the Audit and Compensation Committees, of the Company Board in calendar years 2004, 2005 and 2006.

Section 3.02.   Capitalization; Subsidiaries.  (a)  The authorized capital stock of the Company consists of  50,000,000 shares of Company Common Stock, par value $.001 per share, and  25,000,000 shares of Preferred Stock.  As of the date of this Agreement, (i) 10,877,087 shares of Company Common Stock are issued and outstanding, all of which were duly authorized, validly issued, fully paid and non-assessable, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) (A) 1,474,438 shares of Company Common Stock are issuable upon the exercise of outstanding Options or payment of other outstanding equity or equity-based awards, granted under the Company’s 2000 Incentive Stock Option Plan, and 3,956,116 shares of Company Common Stock are reserved for issuance in connection with such Stock Plan (including shares reserved in connection with the outstanding Options or payment of other outstanding equity or equity-based awards, including dividend equivalents, granted under such Stock Plan); (B) 183,960 shares of Company Common Stock are issuable upon the exercise of outstanding Options or payment of other outstanding equity or equity-based awards, granted under the Company’s 2000 Non-Employee Directors’ Stock Option Plan, and 300,000 shares of Company Common Stock are reserved for issuance in connection with such Stock Plan (including shares reserved in connection with the outstanding Options or payment of other outstanding equity or equity-based awards, including dividend equivalents, granted under such Stock Plan); (C) 32,811 shares of Company Common Stock are issuable upon the exercise of outstanding Options or payment of other outstanding equity or equity-based awards, granted under the Company’s Enterspect Corporation 1998 Stock Option Plan, and 238,806 shares of Company Common Stock are reserved for issuance in connection with such Stock Plan (including shares reserved in connection with the outstanding Options or payment of other outstanding equity or equity-based awards, including dividend equivalents, granted under such Stock Plan); and (D) 46,983 shares of Company Common Stock are issuable upon the exercise of outstanding Options or payment of other outstanding equity or equity-based awards, under the Company’s assumed Non-Qualified Stock Options under any Opus 360 Stock Option Plan, and no shares of Company Common Stock are reserved for issuance in connection with such Stock Plan (including shares reserved in connection with the outstanding Options or payment of other outstanding equity or equity-based awards, including dividend equivalents, granted under such Stock Plan), and (iv)  535,952 shares of Company Common Stock are issuable upon the exercise of 535,932 outstanding Warrants pursuant to the warrant agreements set forth on Schedule 3.02(a) and previously delivered in complete and correct form to Newco.  As of the date of this Agreement, 4,090,908 shares of Preferred Stock are issued or outstanding, in connection with the rights issued to the Series A Preferred Stockholders, by which 4,090,908 shares of Company Common Stock are reserved for issuance pertaining to the conversion rights enjoyed by said Series A Preferred Stockholders.  Except as indicated in Schedule 3.02(a), the Company has not made any adjustments pursuant to the antidilution provisions of any of the Preferred Stock, Options, Warrants or Convertible Notes.  All of the outstanding equity securities of the Company have been offered and issued in compliance with all applicable securities laws, including the Securities Act and “blue sky” laws.  All outstanding shares of Company Common Stock and Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive (or similar) rights.  No shares of Company Common Stock are unvested or subject to a repurchase option, risk of forfeiture or other similar condition under any applicable restricted stock purchase agreement or other Contract with the Company.

(b)  Schedule 3.02(b) sets forth a list, as of the close of business on February 28, 2006, of all outstanding Options equity or equity-based awards granted under the Stock Plans or otherwise, including dividend equivalents, and all outstanding Warrants, and for each, as applicable:  (A) the name of the applicable Stock Plan or other relevant agreement pursuant to which such Option or Warrant was granted, assumed or issued; (B) the number of shares of Company Common Stock subject thereto; (C) the date of grant or issuance; (D) the expiration date; (E) the exercise price thereof; (F) the name of the holder thereof; (G) the number of Options that are vested; (H) the applicable vesting and acceleration provisions and (I) if any equity based award or dividend right, a description of the terms thereof.  True and complete copies of all instruments (or the forms of such instruments) referred to in this section have been furnished to Newco.  All Stock Plans (including all amendments requiring approval) have been duly approved by the Company’s stockholders to the extent such approval is required under applicable Law.  All shares of Company Common Stock subject to issuance in connection with the exercise of outstanding Options or Warrants or payment of other outstanding equity or equity-based awards, including dividend equivalents, granted under the Stock Plans or otherwise, upon issuance on the terms and conditions specified in the Stock Plans or other relevant agreement pursuant to which such Option or Warrant was granted, assumed or issued, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive (or similar) rights.  Except (i) as set forth above or (ii) as a result of the exercise of the outstanding Options or Warrants or payment of other outstanding equity or equity-based awards granted under the Stock Plans, including dividend equivalents, in each case granted prior to the date hereof and set forth on Schedule 3.02(b), there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, (c) no options, warrants or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock or voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company, (d) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights (collectively, “Company Securities”), and (e) no shares of capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for shares of capital stock, voting securities or equity interests of any of the subsidiaries of the Company or any equity equivalents, interests in the ownership or earnings of any subsidiary of the Company or other similar rights (collectively, “Subsidiary Securities”).  There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or any Subsidiary Securities or, except as set forth in Schedule 3.02(a), to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any subsidiary or any other person.  Except as set forth in Schedule 3.02(b)(i), none of the Company or any of its subsidiaries is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to Company Securities or Subsidiary Securities or any other Contract (as defined in Section 3.04(a)) relating to disposition, voting or dividends with respect to any Company Securities or Subsidiary Securities or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Company Board or any of its Subsidiaries.  All dividends on the Company Common Stock or Preferred Stock that have been declared or have accrued prior to the date of this Agreement have been paid in full.

(c)  Schedule 3.02(c) contains a complete and correct list of each subsidiary of the Company and all other entities in which the Company owns, directly or indirectly, any shares of capital stock or other equity interests.  Such list sets forth the jurisdiction of organization, the amount of all shares of capital stock or other equity interests therein owned by the Company, directly or indirectly, and, with respect to each subsidiary of the Company, describes all of its outstanding Subsidiary Securities and lists the holders thereof.  Except as set forth in Schedule 3.02(c), each of the outstanding shares of capital stock or other equity interests of each such subsidiary is duly authorized, validly issued, fully paid and non-assessable and was issued free of preemptive (or similar rights), and all such shares or other interests in any such subsidiary or person that are owned by the Company or a subsidiary of the Company are owned free and clear of all security interests, liens, claims, pledges, Contracts, limitations in voting, dividend or transfer rights, charges or other encumbrances of any nature whatsoever (“Liens”).

(d)  Schedule 3.02(d) sets forth a complete and correct list, as of the date of this Agreement, of each Contract pursuant to which any Indebtedness (as defined in this Section 3.02(d)) of the Company or its subsidiaries is outstanding or may be incurred, together with the amount outstanding thereunder as of the date of this Agreement.  “Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional or installment sale or other title retention Contracts or deferred purchase price obligations relating to purchased property, (iii) capitalized lease obligations, (iv) commitments under letters of credit, (v) obligations under non-cancelable operating leases, and (vi) guarantees of any of the foregoing of another person.  No event has occurred which either entitles, or could entitle (with or without notice or lapse of time or both) the holder of any Indebtedness described in Schedule 3.02(d) to accelerate, or which does accelerate, the maturity of any such Indebtedness.  As of the date hereof there is not, and as of the Effective Time there will not be, any Indebtedness of the Company except as set forth in Schedule 3.02(d) and as may be incurred in accordance with Section 5.01 hereof.  Neither the Company nor any subsidiary guaranties any Indebtedness of any person other than of the Company or any wholly-owned subsidiary.  True and complete copies of all instruments (or substantially identical forms of such instruments) evidencing all Indebtedness of the Company and its subsidiaries have been furnished to Newco.  There is no Indebtedness of the Company with the right to vote (or, except for the Convertible Notes, convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Company Common Stock or Preferred Stock may vote.

(e)  All actions to be taken by the Company prior to the Effective Time pursuant to Sections 2.01(d) and (e) are permitted pursuant to the terms of the Stock Plans and the Warrants.

Section 3.03.   Authority Relative to this Agreement.  The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, except for the Common Stockholder Approval and the Preferred Stockholder Approval (as defined in Section 3.16(a)).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Newco, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

Section 3.04.   No Conflict; Required Filings and Consents.  (a)  The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not:  (i) conflict with or violate the certificate of incorporation or the bylaws (or similar organizational documents) of the Company or any of its subsidiaries; (ii) conflict with or violate any laws, statutes, rules, regulations, ordinances or Orders (as defined in Section 3.07) (collectively, “Laws”) applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or affected (assuming that all consents, approvals and authorizations contemplated by clauses (i), (ii) and (iii) of subsection (b) below have been obtained and all filings described in such clauses have been made); or (iii) result in any breach or violation of, constitute a default, require consent or result in the loss of a material benefit under, give rise to any increased payment or any penalty or premium under, give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its subsidiaries (in each case, with or without notice or lapse of time or both) pursuant to, any contract (written or oral), obligation, plan, undertaking, arrangement, commitment, note, bond, mortgage, indenture, agreement, lease, other instrument or Approval (as defined in Section 3.04(b)) (collectively, “Contracts”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, do not have and could not reasonably be expected to have a Material Adverse Effect.

(b)  The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not and will not require any permit, license, authorization, certification, tariff, consent, approval, concession or franchise (collectively, “Approvals”) from, action by, filing with or notification to, any Federal, national, state, or local government or regulator or any court, arbitrator, administrative agency or commission or other governmental, quasi-governmental, taxing or regulatory (including a stock exchange or other self-regulatory body) authority, official or agency (including a public utility commission, public services commission or similar regulatory body), domestic, foreign or supranational (a “Governmental Authority”), except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the transactions contemplated hereby (the “Proxy Statement”) pursuant to the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (ii)  the filing and recordation of the Certificate of Merger as required by the DGCL, and (iii) such other Approvals, actions, filings or notifications the failure of which to make or obtain, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect.

Section 3.05.   SEC Filings; Financial Statements; Internal Controls.  (a)    The Company has timely filed all forms, reports, schedules, declarations, statements, applications and other documents required to be filed with the SEC since January 1, 2004 (collectively, the “Company Reports”), each of which, when filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and the Exchange Act, each as in effect on the date so filed.  None of the Company Reports (including any financial statements or schedules included or incorporated by reference therein), when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  None of the Company’s subsidiaries is required to file any forms, reports or documents with the SEC under the Exchange Act.  As of the date of this Agreement, there are no unresolved comments issued by the Staff of the SEC with respect to any of the Company Reports.

(b)  Each of the audited and unaudited financial statements (including any related notes) included in the Company Reports, when filed, complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and, when filed, fairly presented the consolidated financial position of the Company and its subsidiaries at the respective date thereof and the consolidated results of its and their operations and cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, which were not and are not expected to be material in amount).  As of the date of this Agreement, all of the Company’s subsidiaries are consolidated for accounting purposes. The financial books and records of the Company and its subsidiaries have been made available to Newco and are true and correct in all material respects.

(c)  The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and, except as has been disclosed prior to the date of this Agreement in reports filed by the Company with the SEC in accordance with applicable SEC requirements, such disclosure controls and procedures are effective to provide reasonable assurance that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.  With respect to each Annual Report on Form 10-K, each Quarterly Report on Form 10-Q and each amendment of any such report included in the Company Reports filed after the effective date of the Sarbanes-Oxley Act of 2002, the principal executive officer and the principal financial officer of Company have made all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC.

(d)  Neither the Company nor any of its subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has:  (i) used any corporate or other funds for unlawful contributions, payments or gifts, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds, in any case in violation of Section 30A of the Exchange Act; or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.  Except as set forth in the Company Reports filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company Reports”), in the period between the Company’s proxy statement dated June 20, 2005 and the date of this Agreement, no event has occurred that would be required to be reported under “Certain Relationships and Related Transactions” pursuant to Item 404 of Regulation S-K promulgated by the SEC.

(e)  Neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities or obligations:  (i) as and to the extent set forth on the audited consolidated balance sheet of the Company and its subsidiaries as of December 31, 2004 (such balance sheet, the “Balance Sheet”, and such date, the “Balance Sheet Date”) (including the notes thereto) included in the Filed Company Reports; or (ii) incurred after the Balance Sheet Date and prior to the date of this Agreement in the ordinary course of business consistent with past practice, none of which individually is material to the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, or (iii) incurred after the date hereof and permitted under Section 5.01 hereof.

(f)  The Company has made available to Newco a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to Contracts which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

Section 3.06.   Absence of Certain Changes or Events.  Since January 1, 2005, except as specifically contemplated by this Agreement, the Company and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, and since such date there has not been any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect.  Except as (i) specifically contemplated by this Agreement, or (ii) set forth in Schedule 3.06, there has not occurred any action, event or failure to act that, if it had occurred after the date of this Agreement, would have required the consent of Newco under Section 5.01.

Section 3.07.   Absence of Litigation.  Except as set forth in Schedule 3.07, there are no suits, claims, demands, actions, proceedings, arbitrations, charges or investigations (“Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries or any assets, properties or rights of the Company or any of its subsidiaries by or before any Governmental Authority or arbitrator.  As of the date of this Agreement, no officer or director of the Company is a defendant in any Action commenced by stockholders of the Company or otherwise with respect to the performance of his or her duties as an officer and/or director of the Company.  Except as set forth in Schedule 3.07, there exist no Contracts with any of the directors and officers of the Company or its subsidiaries that provide for indemnification by the Company or its subsidiaries.  Except as set forth in Schedule 3.07, neither the Company nor any of its subsidiaries nor any of their respective properties or assets is or are subject to any order, writ, judgment, injunction, ruling, decree, determination or award (“Order”) of any Governmental Authority.

Section 3.08.   Tax Matters.  For purposes of this Section 3.08, any reference to the Company or its subsidiaries shall include any corporation that merged or was liquidated with and into the Company or any of its subsidiaries.  Except as set forth in Schedule 3.08:

(a)           All Tax Returns (as defined in Section 3.08(l)) required to be filed by or with respect to the Company and its subsidiaries have been timely filed, and all such Tax Returns are complete and correct.  The Company and its subsidiaries have (i) timely paid all Taxes that are due, or that have been asserted in writing by any Governmental Authority to be due, from or with respect to it and (ii) provided adequate reserves in its financial statements, as reflected on the face of the balance sheet of the Company Reports for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns, in accordance with GAAP.  Since the date of the Company Reports, the Company and its subsidiaries have not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(b)  No claim for unpaid Taxes has become a Lien against the property of the Company or any of its subsidiaries or is being asserted against the Company or any of its subsidiaries.

(c)           The statute of limitations with respect to the Tax Returns of the Company and its subsidiaries and of each affiliated group (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”)), of which the Company and any of its subsidiaries are or have been a member for all periods through the calendar years ending December 31, 2001 has expired.  There are no outstanding Contracts or waivers extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, income Taxes due from or with respect to the Company or any subsidiary of the Company for any taxable period, and no power of attorney granted by or with respect to the Company or any subsidiary of the Company relating to income Taxes is currently in force.  Neither the Company nor any of its subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

(d)  No deficiencies for Taxes with respect to Company or any of its subsidiaries have been claimed, proposed or assessed by a Tax authority or other Governmental Authority in writing.  No audit or other Action by any Governmental Authority has formally commenced and no notification has been given to the Company or any subsidiary of the Company that such an audit or other Action is pending or threatened with respect to any Taxes due from or with respect to the Company or any subsidiary of the Company or any Tax Return filed by or with respect to the Company or any subsidiary of the Company.  No assessment of Tax has been proposed in writing to the Company or any of its subsidiaries against the Company or any subsidiary or any of their assets or properties.  Neither the Company nor any of its subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that such entity was required to file any Tax Return in such jurisdiction that was not filed.

(e)           Neither the Company nor any of its subsidiaries is a party to, bound by or has any obligation under, any Tax sharing, Tax indemnity or similar Contract.

(f)            Set forth in Schedule 3.08 are the federal net operating loss carryforwards of the Company and its subsidiaries as of December 31, 2005, the expiration date of such carryforwards and any limitations to which they are subject under section 382 of the Code or otherwise.

(g)  Neither the Company nor any of its subsidiaries (i) is currently or has ever been a member of an affiliated group (other than a group the common parent of which is the Company or any of its subsidiaries) filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any person (other than the affiliated group of which the Company is the common parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Laws), or as a transferee or successor, by Contract or otherwise.

(h)  Neither the Company nor any of its subsidiaries is required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date (a “Post-Closing Tax Period”) as a result of (i) a change in method of accounting, (ii) a closing agreement as described in section 7121 of the Code (or corresponding or similar provision of state, local or foreign Tax Laws), (iii) an installment sale or open transaction arising in a taxable period ending on or before the Closing Date (a “Pre-Closing Tax Period”), (iv) a prepaid amount received, or paid, in a Pre-Closing Tax Period or (v) deferred gains that could be recognized in a Post-Closing Tax Period.  There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that will be required to be taken into account by the Company or any of its subsidiaries in any period ending after the Effective Time by reason of a change in method of accounting in any Taxable period ending on or before the Effective Time.  Neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in any payment that would not be deductible pursuant to Code Section 162(m).

(i)            Each of the Company and each of its subsidiaries has withheld and paid over all Taxes required to have been withheld and paid over, and complied in all respects with all information reporting requirements, in connection with amounts paid or owing to any Company Employee, creditor, independent contractor or other third party.

(j)            No property of the Company or any of its subsidiaries is property that the Company or any of its subsidiaries or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is “tax exempt use property” within the meaning of Code Section 168(h).  Neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii).

(k)  Neither the Company nor any of its subsidiaries has been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(l)  The Company has made available to Newco copies of all income and franchise Tax Returns of the Company and its subsidiaries for the preceding four (4) taxable years.

(m)  The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.  None of the Company or an of its subsidiaries has engaged in a “reportable transaction,” as set forth in Treasury Regulation Section 1.6011-4(b)(1), or any transaction substantially similar to a reportable transaction.  Neither the Company nor any of its subsidiaries has entered into, marketed or facilitated any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

As used herein, “Taxes” shall mean all taxes of any kind, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, privilege, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.  As used herein, “Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.09.   Employee Matters.  (a)  Schedule 3.09(a) contains a complete and correct list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including “multiemployer plans” (within the meaning of ERISA Section 3(37))), stock purchase, stock option, stock ownership, other equity or equity-based compensation, severance, employment, retirement, pension, profit sharing, change-of-control, fringe benefit, vacation, disability, death benefit, hospitalization, medical, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, Contracts, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), sponsored, maintained, contributed to or required to be maintained or contributed to by the Company or any of its subsidiaries or with respect to which the Company or any of its subsidiaries could reasonably be expected have any present or future liability.  All plans, Contracts, programs, policies and arrangements required to be set forth in Schedule 3.09(a) shall be collectively referred to as the “Company Plans.” Any current or former employee, consultant, independent contractor of the Company or any of its subsidiaries is referred to as a “Company Employee.”

(b)  Except for the multiemployer plans specifically identified as such in Schedule 3.09(a) and any Foreign Benefit Plan (as defined in Section 3.09(m)), neither the Company nor any subsidiary or ERISA Affiliate (as defined below) of the Company has at any time sponsored, contributed to, maintained or had or has any liability (whether contingent or otherwise) under (i) a  “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or (ii) an employee benefit plan that is subject to Part 3 of Subtitle I of ERISA, or Section 412 of the Code or Title IV of ERISA.

(c)  With respect to each Company Plan, the Company has delivered or made available (or, with respect to certain Company Plans which are in the aggregate immaterial to the Company and its subsidiaries taken as a whole, will within ten business days following the date of this Agreement deliver or make available) to Newco a complete and correct (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other written communications (or description of any oral communication) by the Company or any of its subsidiaries which modify in any significant respect the benefits provided under the terms of any Company Plan in a manner not reflected in any of the documents set forth in Schedule 3.09(a); and (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.  The Artemis International Solutions Corporation 401(k) Savings Plan is the only Company Plan intended to qualify under Section 401(a) of the Code.  Such Company Plan was established by the adoption of a prototype plan that is the subject of a favorable opinion letter issued by the IRS.  The Company is permitted to rely on such opinion letter with respect to such Company Plan and all amendments to such Company Plan that have been adopted prior to the date hereof.

(d)  With respect to all of the Company Plans, and except as, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect, all Company Plans are in compliance with and have been administered in form and operation in accordance with their terms and all requirements of applicable Laws, including the Code, ERISA, and other applicable Laws (including in compliance with all filing and reporting requirements), and none of the Company nor any of its subsidiaries has received any claim or notice that any such Company Plan is not in compliance with its terms and all applicable Laws, regulations, rulings and other authority issued thereunder and all other applicable governmental Laws, regulations and orders, and prohibited transaction exemptions, including the requirements of ERISA and the Code and, to the Knowledge of the Company, no event has occurred which will or could cause any such Company Plan to fail to comply with such requirements.  Except as provided in Schedule 3.09(d), there are no actions, disputes, suits, claims, arbitration or legal, administrative or other proceeding or governmental investigation pending (other than routine claims for benefits) or, to the Knowledge of Company, threatened alleging any breach of the terms of any Company Plan or of any fiduciary duties thereunder or violation of any applicable Law with respect to any such plan.

(e)  All contributions, premiums and other payments required by Law or any Company Plan to have been made under any such plan to any fund, trust or account established thereunder or in connection therewith have been made by the due date thereof, except as does not, or would not reasonably be expected to, result in a Material Adverse Effect.

(f)  Except as specifically contemplated by this Agreement or as set forth in Schedule 3.09(f), neither the execution and delivery of this Agreement and related documents nor the consummation or performance of any of the transactions contemplated by this Agreement will (whether alone or in connection with any subsequent event(s)), result in  (i) the payment to any Company Employee of any money or other property, or forgiveness of indebtedness of any Company Employee (ii) the provision of any benefits or other rights of any individual or (iii) the increase, acceleration or provision of any payments, benefits or other rights provided to or for the benefit of any Company Employee (including the acceleration of any funding obligations), whether or not any such payment, right, benefit, increase, acceleration or provision could constitute a “parachute payment” within the meaning of Section 280G of the Code.

(g)  Except as set forth in Schedule 3.09(g), none of the payments contemplated by the Company Plans or any other agreements to which the Company or any of its subsidiaries is a party, would, individually or in the aggregate, constitute excess parachute payments (as defined in section 280G of the Code (without regard to subsection (b)(4) thereof)) or would exceed the amount deductible pursuant to section 162(m) of the Code.

(h)  Except as set forth in Schedule 3.09(h), there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its subsidiaries relating to, or any change in employee participation or coverage under, any Company Plan that would materially increase the expense of maintaining such Company Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date of this Agreement.

(i)  No “reportable event” (as such term is defined in Section 4043 of the Code) or “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) that could reasonably be expected to result in a material liability to the Company and its subsidiaries has occurred with respect to any Company Plan.  No “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Company Plan.  In the event that any multiemployer plan identified in Item 7 of Schedule 3.09(a) was currently terminated, neither the Company nor any of its subsidiaries would reasonably be expected to have any liability with respect thereto.

(j)  Except as set forth in Schedule 3.09(j), no Company Plan provides any of the following retiree or post-employment benefits to any Company Employee: medical, disability or life insurance benefits, except as required to avoid an excise Tax under Section 4980B of the Code or as otherwise may be required pursuant to any other applicable Laws.  To the Knowledge of the Company, there has been no communication to any Company Employee promising or guaranteeing any such retiree medical, disability or life insurance on a permanent basis.

(k)  Except as set forth in Schedule 3.09(k), to the Knowledge of the Company, there have been no acts or omissions that would impair the ability of the Company, any subsidiary (or any successor thereto) to unilaterally amend or terminate any Company Plan.

(l)  Except as set forth in Schedule 3.09(l) or in the Company Reports filed and publicly available prior to the date of this Agreement (or, with respect to such Contracts which are in the aggregate immaterial to the Company and its subsidiaries taken as a whole, as will be provided within ten business days of the date of this Agreement), none of the Company and its subsidiaries is a party to or otherwise bound by any Contract pursuant to which a labor organization is certified under applicable labor Laws as a bargaining agent for any Company Employee, nor is any such Contract presently being negotiated.  Except as provided in Schedule 3.09(l) or in the Company Reports filed and publicly available prior to the date of this Agreement or, except as, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect, (1) there is not, and in the last five years has not been, a representation question respecting any of the Company Employees, (2) to the Knowledge of the Company, there are no campaigns being conducted to solicit cards from Company Employees to authorize representation by a labor organization, (3) none of the Company and its subsidiaries is the subject of any Action or Order by any Governmental Authority or, to the Knowledge of the Company, threatened with, any Action or Order, in each case relating to Company Employees or employment practices or asserting that the Company or any of its subsidiaries has committed an unfair labor practice or is seeking to compel the Company or any of its subsidiaries to bargain with any labor union or labor organization, (4) there is not pending or, to the Knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down, lockout, arbitration or grievance involving the Company or any of its subsidiaries, (5) none of the Company and its subsidiaries or their respective representatives or employees has committed any unfair labor practices and (6) the Company and its subsidiaries are in compliance with all applicable Laws and collective bargaining Contracts regarding employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

(m)  Except as set forth in Schedule 3.09(m), no Company Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Company Plan, a “Foreign Benefit Plan”).  Except as provided in Schedule 3.09(l), all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the Company’s financial statements.

(n)  Prior to the execution of this Agreement, the Company’s subsidiary in France, Artemis International Sarl France, and its management have fully complied with all information and consultation obligations incumbent upon them under French Law regarding the Artemis International Sarl France works council (comité d’entreprise) including, without limitation, with respect to the transactions contemplated by this Agreement.

Section 3.10.   Environmental.  (a)  To the Knowledge of the Company and each of its subsidiaries, the Company and each of its subsidiaries has complied and is in compliance in all material respects with all applicable Environmental Laws.  To the Knowledge of the Company and each of its subsidiaries, neither the Company nor any of its subsidiaries has received any notice of any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws.  To the Knowledge of the Company and each of its subsidiaries, no facts, circumstances or conditions exist with respect to the Company or any of its subsidiaries that would, individually or in the aggregate, reasonably be expected to give rise to Environmental Liabilities to the Company or its Subsidiaries in excess of $25,000.

(b)  The Company has made available to Newco copies of all environmentally related audits, studies, reports, analyses and results of investigations that are in the Company’s or any of its subsidiaries’ possession or under its or their control with respect to currently or previously owned, leased or operated properties of the Company or any of its subsidiaries.

(c)  To the Knowledge of the Company and each of its subsidiaries, except to the extent the following would not, individually or in the aggregate, reasonably be expected to give rise to Environmental Liabilities in excess of $25,000, there is not now, nor has there been in the past, on, in or under any real property currently or previously owned, leased or operated by the Company or any of its subsidiaries or its or their predecessors: (i) any underground storage tanks, above-ground storage tanks, dikes or impoundments; (ii) any asbestos-containing materials; (iii) any polychlorinated biphenyls; (iv) any radioactive substances; or (v) any other substance that would give rise to any liabilities or investigative, corrective or remedial obligations pursuant to any Environmental Laws.

(d)  For purposes of this Agreement:

(i)            “Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C.

§ 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been amended and the regulations promulgated pursuant thereto and all analogous state, local or foreign laws and regulations as of the Closing Date.

(ii)           “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or arising under any Environmental Law, in any case to the extent based upon or arising under any Environmental Law, environmental Permit or order or agreement with any Governmental Authority or other Person under Environmental Laws.

(iii)          “Hazardous Materials” means any material, substance or waste that is regulated, classified or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

(iv)          “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

Section 3.11.   Compliance with Laws; Approvals from Governmental Authorities.  Except as set forth in Schedule 3.11 or except as individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect, (a) the Company and each of its subsidiaries and their relevant personnel and operations are, and since January 1, 2002, have been, in compliance with all Laws applicable to them or by which any of their respective properties are bound or affected, (b) no notice, Action or assertion has been received by the Company or any of its subsidiaries or, to the Knowledge of the Company, has been filed, commenced or threatened against the Company or any of its subsidiaries alleging any violation of any Law applicable to them or by which their respective properties are bound or affected, (c) the Company and its subsidiaries have all Approvals from any Governmental Authority necessary or advisable to conduct their businesses as now being conducted and to own, lease or operate their properties and assets, and there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to any person any right of termination, amendment or cancellation (with or without notice or lapse of time or both) of any such Approval and (d) neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any Approval material to the Company and its subsidiaries taken as a whole.  Notwithstanding any provision of this Section 3.11 to the contrary, the provisions of this Section 3.11 do not extend to matters covered by Section 3.08, Section 3.09 or Section 3.10.

Section 3.12.   Contracts.  (a)  Schedule 3.12 contains a complete and correct list of the following Contracts to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected as of the date of this Agreement:

(i)   Contracts containing covenants restricting the payment of dividends or limiting the freedom of the Company or any of its subsidiaries or any of their respective affiliates to engage in any line of business or compete with any person or operate at any location or hire or solicit for employment any person, or that contains any “most favored nation” provisions granted by the Company or any of its subsidiaries or pursuant to which the Company or any of its subsidiaries is or would be after the Closing restricted in any material respect with respect to the development, manufacture, marketing or distribution of their respective products or services;

(ii)   joint venture agreements, limited liability company agreements, partnership agreements or similar agreements;

(iii)   Contracts for the acquisition or disposition, directly or indirectly (by merger or otherwise) of assets or capital stock or other equity interests of another person for aggregate consideration in excess of $100,000, other than Contracts for the procurement or sale of assets in the ordinary course of business;

(iv)   Contracts with any Governmental Authority relating to the setting of rates of general applicability, the payment of dividends or the incurrence of Indebtedness;

(v)   Contracts outside the ordinary course of business involving expenditures, liabilities or revenues reasonably expected to be in excess of $100,000;

(vi)   Each indemnification, employment, severance or other Contract with any director, officer or other affiliate of the Company or its subsidiaries;

(vii)   Each loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its subsidiaries or any Contract pursuant to which indebtedness for borrowed money is guaranteed by the Company or any of its subsidiaries or any Contract relating to the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company or any of its subsidiaries;

(viii)   Contracts under which the Company or any of its subsidiaries has advanced or loaned any amount to, or guaranteed any obligations of, any third party (excluding, for avoidance of doubt, trade accounts receivable incurred in the ordinary course of business);

(ix)   Each “single source” supply Contract of the Company or any of its subsidiaries;

(x)   Contracts for any development, marketing, resale, distribution, sales representative or similar arrangement;

(xi)   Contracts granting a third party any license to any of the Company’s material Intellectual Property that are not limited to the internal use of such third party, other than in the ordinary course of business consistent with past practice;

(xii)   Contracts pursuant to which the Company or any of its subsidiaries has been granted by a third party any license to any material Intellectual Property; except for Contracts for “off-the shelf” or generally available commercial software licensed to the Company or any of its subsidiaries on standard terms for an aggregate value of less than $10,000;

(xiii)   Contracts (A) providing for any license or franchise granted by the Company or any of its subsidiaries pursuant to which the Company or any of its subsidiaries has agreed or is required to provide any third party with access to source code or to provide for such source code to be put in escrow or (B) containing a provision having the effect of providing that the consummation of any of the transactions contemplated under this Agreement, or the execution, delivery or effectiveness of this Agreement will require that a third party be provided with access to source code or that any such source code be released from escrow and provided to any third party;

(xiv)   Each collective bargaining agreement;

(xv)   Each lease or rental Contract involving real property or personal property and payments in excess of $50,000 per year or $100,000 over the term of such Contract;

(xvi)   Contracts pursuant to which the Company or any of its subsidiaries receives consulting or maintenance services that is not terminable by the Company or such Subsidiary on notice of 90 days or less, has a term of more than one year or involves payments by the Company or any of its subsidiaries in excess of $50,000 per year or $100,000 over the term of such Contract;

(xvii)   Contracts providing for a maintenance term longer than twelve months; and

(xviii)   Each commitment or agreement to enter into any of the foregoing.

(b)  Complete and correct copies of the written Contracts required to be identified in any schedule to this Agreement (all such Contracts, collectively, the “Company Contracts”)  have been delivered or made available to Newco.

(c)  Neither the Company nor any of its subsidiaries is and, to the Knowledge of the Company, no other party is in default under, or in breach or violation of, and neither the Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any Company Contract and, to the Knowledge of the Company, no event has occurred which would result in any breach or violation of, constitute a default, require consent or result in the loss of a material benefit under, give rise to any increased payment or any penalty or premium under, give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its subsidiaries (in each case, with or without notice or lapse of time or both) pursuant to, any of the terms or conditions of any Company Contract, except as individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect.  Other than Contracts that have terminated or expired in accordance with their terms, each Company Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect.

Section 3.13.   Affiliate Transactions.  Except as set forth on Schedule 3.13, no  affiliate of the Company or its subsidiaries (A) owns any material direct or indirect interest of any kind in (other than passive investments in mutual funds or other institutional investment vehicles), or controls, or is a director or officer of, or has the right to participate materially in the profits of (other than passive investments in mutual funds or other institutional investment vehicles), any person that is or has since January 1, 2003 been (x) a supplier, customer, landlord, tenant, creditor or debtor of the Company or any of its subsidiaries or (y) engaged in a business related to the business of the Company or any of its subsidiaries, (B) is a participant in any transaction to which the Company or any of its subsidiaries are a party or is a party to any Contract with the Company or any of its subsidiaries, or (C) has borrowed any money from or loaned any money to or other similar obligations to or from the Company or its subsidiaries.

Section 3.14.   Fairness Opinion.  The Company has received the written opinion of Cowen & Co., LLC (“Cowen”) to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the Company’s public stockholders is fair to such stockholders from a financial point of view (the “Fairness Opinion”).  An executed copy of such opinion has been delivered to Newco.

Section 3.15.   Brokers and Transaction Expenses.  (a)  No broker, finder or investment banker, other than Cowen and Fred Joseph (“Joseph”) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.  The Company has heretofore furnished to Newco a complete and correct copy of all Contracts between the Company, on the one hand, and Cowen or Joseph, on the other hand, pursuant to which  Cowen or Joseph would be entitled to any payment relating to the transactions contemplated hereby.  The Company has agreed with Cowen and Joseph that any amounts paid by the Company to Joseph for advisory services relating to this Agreement, up to $100,000, shall be deducted from any amounts otherwise owed by the Company to Cowen.  Cowen has agreed that the Company’s agreement with Joseph regarding this transactions does not trigger any additional payments to Cowen by the Company.

(b)  Set forth in Schedule 3.15 is the Company’s reasonable estimate, as of the date hereof, of the fees and expenses incurred or payable, or to be incurred or payable, by the Company or any of its subsidiaries in connection with this Agreement and the consummation of the transactions contemplated hereby (“Transaction Expenses”).  The Company has heretofore furnished to Newco a complete and correct copy of all engagement letters and other Contracts between the Company, on the one hand, and any legal, accounting or other advisors, pursuant to which any such other advisors would be entitled to any payment relating to the transactions contemplated hereby.

Section 3.16.   Vote Required; Company Board Recommendation.  (a)  The affirmative vote of the holders of a majority of the shares of Company Common Stock (including conversion rights held thereto by holders of Company Preferred Stock) entitled to be cast with respect to the Merger (“Common Stockholder Approval”) and the affirmative vote of the holders of a majority of the shares of Company Preferred Stock entitled to be cast with respect to the Merger (“Preferred Stockholder Approval”) are the only votes of the holders of any class or series of Company Securities necessary to approve this Agreement and the transactions contemplated hereby.

(b)  The Company Board, by the unanimous vote of all directors other than Joseph Liemandt, Pekka Pere and Olle Odman, who were recused, has (i) adopted resolutions approving this Agreement and the transactions contemplated hereby, including the Merger, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the stockholders of the Company, (iii) resolved to recommend approval of this Agreement and the transactions contemplated hereby, including the Merger, to the stockholders of the Company and (iv) directed that approval of this Agreement be submitted to the Company’s stockholders for both the Common Stockholder Approval and the Preferred Stockholder Approval (collectively, the “Company Board Recommendation”).

Section 3.17.   Intellectual Property.  Except as set forth in Schedule 3.17(i) through (viii), as applicable, (i) the Company and its subsidiaries own or have the right to use all Intellectual Property used in their businesses as currently conducted (collectively, the “Company IP”); (ii) except as indicated on Schedule 3.17(ii), to the best of their knowledge and belief without independent inquiry such Company IP is valid, unexpired, enforceable and has not been abandoned; (iii) except as indicated on Schedule 3.17(iii) each Intellectual Property license to which the Company or any of its subsidiaries is a party is valid and enforceable, and the Company and its subsidiaries are not in breach or default thereunder and all such material licenses of third party Intellectual Property are listed on Schedule 3.17(iii); (iv) except as indicated on Schedule 3.17(iv), the Company and its subsidiaries have not and are not infringing or otherwise impairing the Intellectual Property of any third party, nor have they received any written (or to the best of their Knowledge, non-written) threats that they are currently or have been infringing or otherwise impairing the Intellectual Property of any third party, and to the best of their knowledge and belief without independent inquiry no third party is infringing or otherwise impairing their Intellectual Property, and to the best of their Knowledge without independent inquiry, neither the Company nor its subsidiaries has asserted a claim that a third party is infringing or otherwise impairing their Intellectual Property; (v) except as indicated on Schedule 3.17(v), there is no Order or pending or, to the Knowledge of the Company, threatened Action relating to any Company IP and the Company and its subsidiaries have not been notified in writing of any Order or pending, or the Knowledge of the Company, threatened Action relating to any Company IP and the Company and its subsidiaries have not been notified in writing of any Order or pending or threatened Action relating to any Company IP; (vi) except as indicated on Schedule 3.17(vi) the Company and its subsidiaries have taken reasonable steps to protect, maintain and safeguard the Company IP, including but not limited to taking reasonable steps to protect and preserve the confidentiality of all confidential information that is material to the business of Company and its subsidiaries as currently conducted (which includes having implemented and having enforced a policy requiring each employee and consultant of Company and any of its subsidiaries to execute a proprietary rights and confidentiality agreement substantially in the form provided to Newco; (vii) except as indicated on Schedule 3.17(vii), no software covered by or embodying any Company IP owned or purported to be owned by the Company or any of its subsidiaries has been distributed in whole or in part or used, or is being used in conjunction with any Public Software in a manner which would require that such software be disclosed or distributed in source code form or made available for free; and (viii) except as indicated on Schedule 3.17(viii), the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of, or payment by Company or its subsidiaries of any additional amounts with respect to, nor require the consent of any other Person in respect of, Company’s and its subsidiaries’ right to own, use or hold for use by Company and its subsidiaries any of the material Company IP as owned, used or held for use in the conduct of the business of Company and its subsidiaries as currently conducted.  All Company IP that is owned or purported to be owned by Company or its subsidiaries and that is registered with or issued by a governmental entity (including applications for registration and patent applications) are described in Schedule 3.17(ix), which also lists the legal and equitable owner thereof.  Except as set forth expressly in Schedule 3.17(x), no Company IP is subject to any license granted by the Company or any of its subsidiaries to any Person (other than nonexclusive licenses of object code versions of the Company’s software products granted in the ordinary course of business to resellers, distributors and end user customers).  Schedule 3.17(a)(xi) lists all third parties to whom copies of source code containing or embodying any Company IP have been disclosed or have been promised to be disclosed, whether pursuant to an escrow arrangement or otherwise, and all parties who have the right potentially to receive such source code. Schedule 3.17(xii) sets forth a list of the names and job titles for all former U.S. employees of the Company or any of its subsidiaries that were involved in the creation, modification or improvement of Intellectual Property for the Company or any of its subsidiaries but that did not assign in writing all rights, title and interest in such Intellectual Property to the Company or any of its subsidiaries.  No person listed on Schedule 3.17(xii) was involved with the creation, modification or improvement of any material Company IP in the past three (3) years.  To the extent that any Company IP owned or purported to be owned by the Company or its subsidiary has been developed or created independently or jointly by an independent contractor or other third party for the Company or its subsidiaries, the Company or one of its subsidiaries has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment. For purposes hereof, “Intellectual Property” means all U.S. and foreign intellectual property and intellectual property rights, including (A) inventions, discoveries, processes, formulae, designs, methods, procedures, concepts, developments, technology, and all related improvements and know-how; (B) copyrights and copyrightable works (and any registrations or applications for registration thereof), including computer applications, programs, hardware, software, systems, databases and related items; (C) trademarks, service marks, trade names, brand names, corporate names, logos and trade dress (including any registrations or applications for registration thereof), the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (D) trade secrets, data and other confidential information; (E) maskworks and maskwork rights (and any registrations or applications for registration thereof); and (F) patents, patent applications, and foreign counterparts, divisionals, continuations, continuations-in-part, reissues, reexaminations, and continuing prosecution applications, thereof.  As used in this Section 3.17, “Public Software” means any software that (i) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or (ii) requires as a condition of its use, modification or distribution that it be disclosed or distributed in source code form or made available at no charge. Public Software includes without limitation software licensed under the GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, and the Apache License.

Section 3.18.   Insurance.  All insurance policies to which any of the Company and its subsidiaries is either an insured or a beneficiary (the “Insurance Policies”) are with reputable insurance carriers (other than existing self-insurance), provide coverage for those risks incident to the business of the Company and its subsidiaries and their respective properties and assets as is customary for companies conducting the respective businesses conducted by the Company and its subsidiaries during such time period, are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards.  (i) All premiums due and payable in respect of each Insurance Policy have been paid and none of the Company and its subsidiaries has received notice from any insurer or agent of any intent to cancel any such Insurance Policy, (ii) the Insurance Policies are valid and enforceable policies and (iii) none of the Company and its subsidiaries has received written notice from any insurance company or Governmental Authority of any defects or inadequacies that would adversely affect the insurability of, or cause any material increase in the premiums for, insurance covering any of the Company and its subsidiaries or any of their respective properties or assets that have not been cured or repaired to the satisfaction of the party issuing the notice.

Section 3.19.   Property.  (a)  Each of the Company and each of its subsidiaries has good and marketable title to, or valid and enforceable right to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of its properties, rights and assets except for defects in title, easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, do not and could not reasonably be expected to materially affect the use of the properties, rights or assets subject thereto or otherwise materially impair the business operations of the Company or its subsidiaries as currently conducted.  All such properties, rights and assets, other than properties, rights and assets in which the Company or any of its subsidiaries has a leasehold interest, are free and clear of all Liens, except for Liens specifically disclosed in Schedule 3.19(a) or Liens that, individually or in the aggregate, do not and could not reasonably be expected to materially affect the use of the properties, rights or assets subject thereto or otherwise materially impair the business operations of the Company or its subsidiaries as currently conducted.  There is no condemnation, expropriation, eminent domain or similar Action affecting any of such properties, rights or assets pending or, to the Knowledge of the Company, threatened.  All of the Company and its subsidiaries’ properties, rights and assets are in good operating condition and repair, subject to continued repair and replacement in accordance with past practice, and there are no structural defects in any of such properties, rights and assets, except for any failure to be in such condition and repair or defects that, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect.

(b)  None of the Company or its subsidiaries own any real property.  Schedule 3.19(b) identifies each Contract pursuant to which the Company or any of its subsidiaries leases real property to or from any other person as of the date of this Agreement.  All real property leased to the Company or any of its subsidiaries, including all buildings, structures, fixtures and other improvements leased to the

Company or any of its subsidiaries, are referred to as the “Company Real Property.”  The present use and operation of the Company Real Property is authorized by, and is in compliance in all material respects with, all applicable zoning, land use, building, fire, health, labor, safety and other Laws.  Each of the Company and its subsidiaries has complied with the material terms and conditions of all leases to which it is a party, and all such leases are in full force and effect.  The Company and its subsidiaries enjoy peaceful and undisturbed possession under all such leases, except for failures to do so that, individually or in the aggregate, do not have and could not reasonably be expected to have a Material Adverse Effect.

Section 3.20.   State Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States (with the exception of Section 203 of the DGCL (“Section 203”)) applicable to the Company is applicable to the Merger or the other transactions contemplated by this Agreement.  The action of the Company Board (with the recusal of Joseph Liemandt, Pekka Pere and Olle Odman) in approving this Agreement (and the Merger and the other transactions contemplated hereby) and the Voting Agreements (and the transactions contemplated thereby) constitutes prior approval under subsection (a)(1) of Section 203 and is sufficient to render inapplicable to this Agreement (and the Merger and the other transactions contemplated hereby) and the Voting Agreements (and the transactions contemplated thereby) the restrictions on “business combinations” (as defined in Section 203) as set forth in Section 203.

Section 3.21.   Change of Control.  Schedule 3.21 sets forth the amount of any compensation or remuneration which is or may become payable to any Company Employee by the Company or any of its subsidiaries pursuant to any agreement or plan by reason, in whole or in part, of the execution and delivery of this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, other than solely as a stockholder of the Company or as a holder of Options.

Section 3.22.   Commercial Relationships.  Between January 1, 2005 and the date of this Agreement, none of the Company’s or any of its subsidiaries’ material suppliers, collaborators, distributors, licensors or licensees has canceled or otherwise terminated its relationship with the Company or a subsidiary or has materially altered its relationship with the Company or a subsidiary.  The Company has not received any written or, to the Knowledge of the Company, oral threat or notice from any such entity to terminate, cancel, fail to renew or otherwise materially modify its relationship with the Company or a subsidiary.

Section 3.23.   Illegal Payments.  In the conduct of their business, neither the Company nor any of its subsidiaries nor any of their respective directors, officers, employees or agents, has (a) directly or indirectly, given, or agreed to give, any gift, contribution, payment or similar benefit that is or was illegal under applicable law to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Company or any of its subsidiaries (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any contribution that is or was illegal under applicable law, or reimbursed any political gift or contribution that is or was illegal under applicable law made by any other person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

Parent and Newco, jointly, represent and warrant to the Company as follows:

Section 4.01.   Organization.  Each of Parent and Newco is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.  Newco has furnished to the Company complete and correct copies of the certificates of incorporation and the bylaws (or similar organizational documents) of Newco in each case as currently in effect.  All such certificates of incorporation and bylaws (and similar organizational documents) are in full force and effect and no other organizational documents are applicable to or binding upon Newco.  Newco is not in violation of any of the provisions of its certificates of incorporation and bylaws (or similar organizational documents).

Section 4.02.   Authority Relative to this Agreement.  Each of Parent and Newco has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by each of Parent and Newco and the consummation by each of Parent and Newco of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of each of Parent and Newco are necessary to authorize this Agreement or to consummate the transactions so contemplated.  This Agreement has been duly and validly executed and delivered by each of Parent and Newco and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Newco enforceable against them each in accordance with their terms, except as may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

Section 4.03.   No Conflict; Required Filings and Consents.  (a)  The execution, delivery and performance of this Agreement by each of Parent and Newco and the consummation of the transactions contemplated hereby do not and will not:  (i) conflict with or violate the certificate of incorporation or the bylaws of each of Parent and Newco; (ii) conflict with or violate any Laws applicable to each of Parent and Newco or by which it or its properties are bound or affected (assuming that all consents, approvals and authorizations contemplated by clause (i) of subsection (b) below have been obtained and all filings described in such clauses have been made); or (iii) result in any breach or violation of, constitute a default, require consent or result in the loss of a material benefit under, give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of each of Parent and Newco (in each case, with or without notice or lapse of time or both) pursuant to, any Contract to which each of Parent and Newco is a party or by which each of Parent and Newco or its properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, could not reasonably be expected to prevent the consummation of the transactions contemplated hereby.

(b)  Assuming the Approval referred to in clause (i) of Section 3.04(b) is obtained, the execution, delivery and performance of this Agreement by each of Parent and Newco and the consummation of the transactions contemplated hereby by each of Parent and Newco do not and will not require any Approvals from, action by, filing with or notification to, any Governmental Authority, except for (i) the filing and recordation of the Certificate of Merger as required by the DGCL, as applicable, and (ii) such Approvals, actions, filings or notifications the failure of which to make or obtain, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect.

Section 4.04.   Brokers.  The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of each of Parent and Newco or its affiliates.

Section 4.05.   Sufficient Funds.  Parent and Newco have available, or has made arrangements to obtain (through existing credit arrangements or otherwise), sufficient funds to provide both for the Merger Consolidation payable hereunder and all fees and expenses required to be paid by Parent and Newco related to the Merger (“Sufficient Funds”).

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01.   Covenants of the Company.  The Company agrees that, during the period from the date of this Agreement to the earlier of the Effective Time or the Termination Date, unless otherwise contemplated by this Agreement or the Voting Agreement, required by applicable Law or Newco gives its prior written consent, which decision regarding consent shall be made as soon as reasonably practicable, (1) the businesses of the Company and its subsidiaries (including their working capital and cash management practices, the collection of accounts receivable and the payment of accounts payable (including the writing and mailing of checks with respect thereto)) shall be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business, in a manner consistent with past practice and in compliance with applicable Laws and Contracts; (2) the Company and its subsidiaries shall each pay its respective debts, liabilities and Taxes when due (subject to good faith disputes over such debts, liabilities or Taxes) and shall pay or perform their respective other obligations when due; (3) the Company and its subsidiaries shall each use its commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of its present Company Employees, to preserve its assets and properties in good repair and condition and to preserve its present relationships with Governmental Authorities, customers, suppliers and other persons with which the Company or any of its subsidiaries has business relations; and (4) the Company and its subsidiaries shall not license any material Company IP to a Person except non-exclusive object code software licenses of Company products to distributors, resellers and end users in the ordinary course of business, in a manner consistent with past practice.  By way of amplification and not limitation, the Company agrees that neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement to the Effective Time, directly or indirectly do, or propose, authorize or commit to do, any of the following, unless otherwise contemplated by this Agreement or required by applicable Law or without the prior written consent of Newco, which decision regarding consent shall be made as soon as reasonably practicable:

(a)  amend or otherwise change its certificate of incorporation or bylaws (or similar organizational documents);

(b)  authorize, issue, deliver, grant, sell, lease, sell and leaseback, pledge, license, transfer, mortgage, encumber, dispose of or otherwise subject to any Lien (i) any Company Securities or Subsidiary Securities (except for the issuance and delivery of shares of Company Common Stock issuable in accordance with the terms of the Options or other awards, in each case outstanding as of the date of this Agreement and set forth on Schedule 3.02, which were granted under the Stock Plans, , to the extent accounted for under any such plan and on terms determined consistent with past practice), or (ii) any property or assets, whether tangible or intangible, of the Company or any of its subsidiaries, other than the sale, lease, license, transfer or disposal of products in the ordinary course of business and in a manner consistent with past practice;

(c)  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or other equity interests, property or otherwise, with respect to any of its or its subsidiaries’ capital stock;

(d)  reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any Company Securities or Subsidiary Securities, except for purchases of outstanding shares of Company Common Stock for a per share price less than the Merger Consideration pursuant to any existing Company Plan consistent with past practice, or amend any material term of any outstanding security of the Company or any of its subsidiaries;

(e)  (i)  repurchase, repay or incur any Indebtedness or authorize, issue, deliver, grant or sell any notes, bonds, debentures or other securities in respect of Indebtedness or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations or Indebtedness of any person, other than short term borrowings in the ordinary course of business and in a manner consistent with past practice under the line of credit first issued to the Company by Laurus Master Fund, Ltd, in 2003, and loans obtained by or lines of credit issued to any of the Company’s subsidiaries;

(ii)   except as permitted in Section 5.03(b), amend in any material respect, terminate, cancel or renew any Company Contract or enter into any Contract that would be a Company Contract if in effect on the date of this Agreement;

(iii)   enter into any transaction or Contract that would be required to be set forth in Schedule 3.12 or Schedule 3.13 if in effect on the date of this Agreement;

(iv)   acquire (including by merger, consolidation or acquisition of stock or assets) any assets (other than in the ordinary course of business in a manner consistent with past practice), business or any corporation, partnership, limited liability company, association or business organization or division thereof; or

(v)   authorize or make any capital expenditures, except as reasonably deemed necessary by the Company to replace or repair property following unanticipated loss or damage to such property in an amount not to exceed $100,000 in the aggregate for the Company and its subsidiaries;

(f)  except to the extent required under applicable Law, this Agreement or existing Company Plans as in effect on the date of this Agreement and set forth on Schedule 3.09, (i) increase or otherwise amend the compensation, bonus, bonus opportunity or fringe benefits of any Company Employee, (ii) grant any retention, severance or termination pay not currently required to be paid under existing Company Plans set forth on Schedule 3.09 to, or enter into, or amend, any employment, consulting or severance Contract with, any present or former Company Employee, (iii) amend the terms of any outstanding Options to purchase any equity of the Company or any subsidiary (including accelerating the vesting or lapse of repurchase rights or obligations); or (iv) enter into, adopt, amend or terminate any Company Plan;

(g)  fail to maintain its books and records in accordance with GAAP or, except as may be required as a result of a change in Law or in GAAP, change material Tax, pension, regulatory or financial accounting policies, procedures, practices or principles used by it or revalue or write down the value of any material asset (including without limitation writing down the value of inventory or writing off notes or accounts receivable);

(h)  make, change or rescind any material Tax election or tax or financial accounting method; fail to duly and timely file all material Tax Returns and other documents required to be filed with any Governmental Authority, subject to timely extensions permitted by applicable Law; extend the statute of limitations with respect to any Tax; file any amended Tax Return; or settle or compromise any material federal, state, local or foreign Tax liability;

(i)  waive, release, assign, settle or compromise any pending or threatened Action which is material, which relates to the transactions contemplated hereby or which is brought by any current, former or purported holder of any securities of the Company or its subsidiaries in such capacity;

(j)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

(k)  pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction when due or otherwise in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Company’s current Quarterly Report on Form 10-Q or incurred in the ordinary course of business after September 30, 2005 and consistent with past practice;

(l)  effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its subsidiaries;

(m)  other than as set forth in Schedule 5.01(m), make any loans, advances or capital contributions (including any “keep well” or other Contract to maintain any financial statement condition of another person) to, or investments in, any other person, except for loans, advances and capital contributions to subsidiaries  that are wholly-owned by the Company and are in existence on the date of this Agreement in the ordinary course of business and consistent with past practices;

(n)  enter into any Contract with Proha or any of its affiliates;

(o)  hire any employee except for the replacement of any current Company Employee whose employment with the Company or any of its subsidiaries is terminated for any reason (with such replacement employee receiving substantially similar or lesser compensation and benefits as such terminated Company Employee);

(p)  enter into a Contract providing for a maintenance term longer than twelve months;

(q)  propose or consent to any material change to the pricing of any products sold by the Company or any of its subsidiaries, or offer any material discounts to any customers of the Company or any of its subsidiaries, except in the ordinary course of business and consistent with past practice;

(r)  enter into Contracts containing “most favored nation,” price protection or similar provisions;

(s)  fail to maintain in full force and effect insurance policies covering the Company and its subsidiaries and their respective properties, assets and businesses in a form and amount consistent with prudent industry practice;

(t)  except to the extent required by applicable Law, take any action that could reasonably be expected to result in (i) any representation and warranty of the Company set forth in this Agreement (A) that is qualified as to materiality or Material Adverse Effect becoming untrue or inaccurate in any respect or (B) that is not so qualified becoming untrue or inaccurate in any material respect or (ii) any condition to the Merger set forth in Article VII not being satisfied;

(u)  take any action that could reasonably be expected to, directly or indirectly prevent or materially impair or delay the consummation of the transactions contemplated hereby (except to the extent specifically permitted by Section 6.03 and Article VIII); or

(v)  take, offer, propose to take or enter into or amend any Contract to take, offer or propose any of the actions described in Sections 5.01(a) through 5.01(u).

In addition to the foregoing, as soon as practicable following the date hereof, the Company shall (i) use its commercially reasonable efforts to obtain the consents, waivers and approvals set forth on Schedule 5.01(i) and 7.02(e) hereof, and (ii) take, or cause its subsidiaries to take, the corporate actions set forth on Schedule 5.01(ii) in a manner reasonably satisfactory to Newco.

Section 5.02.   Conduct of Business by Newco.  Newco agrees that, during the period from the date of this Agreement to the Effective Time, unless the Company gives its prior written consent, Newco shall not (a) incur directly or indirectly any liabilities or obligations other than those incurred in connection with this Agreement or the transactions contemplated hereby (including obtaining the Sufficient Funds) or (b) engage directly or indirectly in any business activity of any kind or enter into any Contract with any person or become subject to or bound by any Contract other than, in each case, as contemplated by this Agreement or relating to the transactions contemplated hereby (including obtaining the Sufficient Funds).

Section 5.03.   Cooperation, Notification.  (a)  The Company shall, and shall cause its subsidiaries to, confer on a regular and frequent basis with one or more Representatives (as defined in Section 6.01(e)) of each of Parent and Newco to discuss, subject to applicable Law, material operational and business matters.  The Company shall give prompt notice to Newco of (i) any significant changes, developments, effects, conditions or occurrences in the business, properties, assets, condition (financial or otherwise), prospects or results of operations of the Company and its subsidiaries; (ii) any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect; (iii) any notice or other communication from any person and the response thereto (provided each of Parent and Newco shall have the opportunity to review such notice or communication and to review and comment on any response thereto) of the Company or its subsidiaries or its or their Representatives alleging that the consent of such person is or may be required in connection with this Agreement or the transactions contemplated hereby; (iv) any notice or other communication (A) from any Governmental Authority and the response thereto (provided each of Parent and Newco shall have the opportunity to review such notice or communication and to review and comment on any response thereto) of the Company or its subsidiaries or its or their Representatives in connection with this Agreement or the transactions contemplated hereby and (B) from or to the SEC; (v) copies of all filings (provided Parent and Newco shall have the opportunity to review and comment on any such filings in advance of their being filed) made by the Company or any of its subsidiaries with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby and with the SEC; (vi) any representation or warranty made by it contained in this Agreement that is qualified as to materiality or Material Adverse Effect becoming untrue or inaccurate in any respect; (vii) any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect; or (viii) the failure by it to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it under this Agreement; provided, however, that any notification under this Section 5.03 shall not affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(b)  The Company shall, and shall cause its subsidiaries to, discuss with Parent and Newco any changes or proposed changes in their charges or standards of service from those in effect on the date hereof and consult with Parent and Newco prior to making any filing or any amendment thereto (other than filing or furnishing periodic reports under the Exchange Act), or effecting any Contract, whether written or oral, formal or informal, with respect to their standards of service or accounting.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01.   Stockholders’ Meeting; Preparation of the Proxy Statement; SEC Filings.  (a)   Subject to termination of this Agreement pursuant to Section 8.01(a), (b), (c), (d), (f) or (g), the Company, acting through the Company Board, shall promptly and duly call, give notice of, convene and hold as soon as reasonably practicable a meeting of the holders of Company Common Stock and the Company Preferred Stock for the purpose of obtaining both the Common Stockholder Approval and the Preferred Stockholder Approval (the “Stockholders’ Meeting”), and shall use its reasonable best efforts to solicit and obtain both the  Common Stockholder Approval and the Preferred Stockholder Approval.  Subject to termination of this Agreement pursuant to Section 8.01(a), (b), (c), (d), (f) or (g), the Company shall be required to hold the Stockholders’ Meeting and comply with its other obligations under this Agreement regardless of whether the Company Board has effected a Change in Board Recommendation (as defined in Section 6.03(d)) in accordance with Section 6.03(d).

(b)  As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare the Proxy Statement, the Company shall file the Proxy Statement with the SEC and the Company shall respond as promptly as reasonably practicable to any comments of the SEC with respect thereto and shall cause the Proxy Statement to be mailed to the Company’s Stockholders as promptly as reasonably practicable following the date of this Agreement.  The Proxy Statement shall include the Fairness Opinion and, except to the extent expressly permitted by Section 6.03(d), the Proxy Statement shall include the Company Board Recommendation.  Each of Parent, Newco and the Company shall furnish all information concerning itself as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement.

(c)  The information supplied by Parent and Newco for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company’s stockholders and (ii) the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  If, at any time prior to the date of the Stockholders’ Meeting, any event or circumstance relating to Parent, Newco, or their officers or directors, is discovered by Parent and Newco that should be set forth in an amendment or a supplement to the Proxy Statement, Parent and Newco shall promptly inform the Company (and the Company shall amend the Proxy Statement accordingly).  All documents that Parent and Newco are responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply in all material respects with the requirements of applicable Law, including the Exchange Act.

(d)  The information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company’s stockholders and (ii) the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  If, at any time prior to the date of the Stockholders’ Meeting, any event or circumstance relating to the Company or its subsidiaries, or their respective officers or directors, is discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Newco (and the Company shall amend the Proxy Statement accordingly).  All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply in all material respects with the requirements of applicable Law, including the Exchange Act.

(e)  The Company shall promptly notify Parent and Newco upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent and Newco with copies of all correspondence between the Company and its officers, directors, employees, accountants, consultants, auditors, counsel, financial advisors and other agents and representatives (collectively, “Representatives”), on the one hand, and the SEC and its staff, on the other hand.  Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Newco an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Newco.

(f)  Each of the Company Reports to be filed by the Company after the date of this Agreement, when filed, will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed.  None of the Company Reports (including any financial statements or schedules included or incorporated by reference therein) to be filed by the Company after the date of this Agreement, when filed, will contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(g)  Each of the audited and unaudited financial statements (including any related notes) included in the Company Reports to be filed by the Company after the date of this Agreement, when filed, will comply in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, will have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and will fairly present the consolidated financial position of the Company and its subsidiaries at the respective date thereof and the consolidated results of its and their operations and cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, which were not and are not expected to be material in amount).

Section 6.02.   Access to Information; Confidentiality of Information.  (a)  From the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries and its and their respective Representatives to, afford Parent and Newco and their Representatives reasonable access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities and to the books, personnel, Contracts and records of the Company and its subsidiaries, and shall furnish Parent and Newco and their Representatives with all such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and its subsidiaries as Parent and Newco and their Representatives may from time to time reasonably request, subject to requirements of applicable Law.

(b)  Each of the Company, Parent, and Newco will hold any nonpublic information, including all information provided pursuant to Section 6.02(a), in confidence to the extent required by, and in accordance with, the provisions of the letter dated March 10, 2006 between the Company, Parent and Newco  (the “Non-Disclosure Agreement”).  Notwithstanding the foregoing or anything contained in the Non-Disclosure Agreement to the contrary, (i) Parent and Newco may disclose any such information to any potential equity or debt financing sources pursuant to Section 6.09 or to any potential strategic partners of Parent and Newco or any of their affiliates and may enter into discussions and agreements with any such equity or debt financing sources or any such strategic partners of Parent and Newco or their affiliates in connection with effecting the transactions contemplated by this Agreement (including any modifications proposed by Parent and Newco pursuant to Section 6.3); provided that such financing sources and partners agree to keep such information confidential in accordance with the terms of the Non-Disclosure Agreement and (ii) the Company may disclose information in accordance with Section 6.03.

Section 6.03.   No Solicitation of Transactions.  (a)   The Company agrees that neither it nor any of its subsidiaries shall, and that (without limiting or restricting any of the activities that Proha and Proha’s Representatives, including Pekka Pere and Olle Odman, are permitted to engage in under Section 3(h) of the Voting Agreement to which Proha is a party) it shall cause its Representatives and each of the Representatives of its subsidiaries not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information) any inquiries or the making or implementation of any proposal or offer (including any proposal from or offer to its stockholders) with respect to (i) a merger, reorganization, share exchange, tender offer, exchange offer, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving it or any of its subsidiaries or (ii) any purchase or sale of more than 10% of the assets of the Company and its subsidiaries, taken as a whole, or any Company Securities (or any notes, bonds or other debt securities issued or guaranteed by the Company or any of its subsidiaries) (any such proposal or offer, including any Proha Proposal, being hereinafter referred to as an “Alternative Proposal”).  The Company further agrees that neither it nor any of its subsidiaries shall, and that it shall cause its Representatives and each of the Representatives of its subsidiaries not to, directly or indirectly, have any discussion with or provide any information or data to any person relating to an Alternative Proposal, or engage in any negotiations concerning an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal, or enter into any agreement, arrangement or understanding with respect to, or otherwise endorse or accept, any Alternative Proposal.  Notwithstanding the foregoing, with regard to an Alternative Proposal other than a Proha Proposal, the Company (acting at the direction of the Company Board) or the Company Board shall be permitted (directly or indirectly through its Representatives) to, prior to the Stockholders’ Meeting, engage in  discussions and negotiations with, and provide any information or data to, any person (each, a “Third Party”) in response to an unsolicited bona fide written Alternative Proposal by any such person, if and only to the extent that, prior to engaging in such discussions or negotiations or providing such information or data (i) the Company Board, after consultation with its outside legal counsel, concludes in good faith that the failure to take such action could be reasonably expected to constitute a breach by the Company Board of its fiduciary duties to the stockholders of the Company under applicable law, (ii) the Company Board concludes in good faith, in consultation with its financial advisors, that such Alternative Proposal constitutes a Superior Proposal (as defined in this Section 6.03(a)) or could reasonably be expected to result in a Superior Proposal, (iii) the Company Board receives from such person an executed confidentiality agreement on terms substantially similar and no less favorable to the Company than those contained in the Non-Disclosure Agreement and concurrently with the delivery to such person, the Company delivers all such information or data to Newco, and (iv) the Company and each of its subsidiaries has complied with its obligations under this Section 6.03.  Notwithstanding the foregoing, with regard to a possible or actual Proha Proposal, the Company (acting at the direction of the Company Board) or the Company Board shall be permitted (directly or indirectly through its Representatives) to, prior to March 31, 2006 (the “Proha Proposal Termination Date”)), provide any information or data to and answer questions regarding only such information or data from, any Third Party in response to a request from Proha to provide such information or data and to answer such questions if Proha has acted in accordance with Section 3(h) of the Voting Agreement and if and only to the extent that, prior to providing such information or data or answering such questions, the Company Board receives from such person an executed confidentiality agreement on terms substantially similar and no less favorable to the Company than those contained in the Non-Disclosure Agreement and the Company concurrently with the delivery to such person, delivers all such information or data to Newco and promptly provides to Newco a detailed summary of the answers provided regarding such information or data.  In addition, notwithstanding the foregoing, with regard to an actual Proha Proposal, the Company (acting at the direction of the Company Board) or the Company Board shall be permitted (directly or indirectly through its Representatives) to, prior to Proha Proposal Termination Date, engage in negotiations with any Third Party in response to a bona fide written Alternative Proposal made in the manner permitted by Section 3(h) of the Voting Agreement,  if and only to the extent that, prior to engaging in such negotiations (i) the Company Board, after consultation with its outside legal counsel, concludes in good faith that the failure to take such action could be reasonably expected to constitute a breach by the Company Board of its fiduciary duties to the stockholders of the Company under applicable law, (ii) the Company Board concludes in good faith, in consultation with its financial advisors, that such Alternative Proposal constitutes a Superior Proposal (as defined in this Section 6.03(a)) or could reasonably be expected to result in a Superior Proposal, (iii) the Company Board receives from such person an executed confidentiality agreement on terms substantially similar and no less favorable to the Company than those contained in the Non-Disclosure Agreement and concurrently with the delivery to such person, the Company delivers all such information or data to Newco, and (iv) the Company and each of its subsidiaries has complied with its obligations under this Section 6.03.   At least two business days (or, in the case of an actual Proha Proposal, one business day) prior to taking any of the actions referred to in the foregoing sentence, the Company shall notify Newco of any such action it proposes to take with respect to such Alternative Proposal.  A “Superior Proposal” shall mean an Alternative Proposal that the Company Board concludes in good faith constitutes a transaction that is more favorable to the Company’s stockholders (in their capacities as stockholders), from a financial point of view and taking into account all legal, financial, regulatory and other aspects of the proposal, than the transactions contemplated by this Agreement (including any proposed alterations of the terms of this Agreement submitted by Newco in response thereto) and which the Company Board concludes in good faith is reasonably capable of being consummated in a timely manner (taking into account, without limitation, the ready availability of cash on hand and/or commitments for the same, in each case as applicable, required to consummate any such proposal, and any additional filings that may be required under Rule 13e-3 of the Exchange Act, and any approvals or non-objections required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the Act Against Restraints of Competition in Germany or any other applicable competition, merger control, antitrust or similar law or regulation, including any approvals or filings required with respect to any Company Plan); provided that , to be a Superior Proposal, (x) an Alternative Proposal other than a Proha Proposal must result in a third party or the stockholders of such third party (in each case other than Proha or a Third Party or any of their respective affiliates), acquiring, directly or indirectly, more than 90% of the Company Common Stock and other voting equity securities of the Company (or more than 90% of the voting equity securities of the surviving or ultimate parent entity in such transaction) or all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, and  the holders of Company Common Stock (including Proha) receiving not less than $1.61 per share in cash and the holders of Company Preferred Stock receiving not less than $2.20 per share in cash, and (y) an Alternative Proposal that is a Proha Proposal must be made in a manner permitted by Section 3(h) of the Voting Agreement.  A “Proha Proposal” shall mean an Alternative Proposal made by Proha or by a Third Party found by Proha, directly or indirectly, that would result in Proha or such Third Party acquiring, directly or indirectly, more than 90% of the shares of Company Common Stock that Proha does not own as of the date hereof for a price per share of not less than $1.61 in cash and more than 90% of the shares of Company Preferred Stock that Proha does not own as of the date hereof for a price per share of not less than $2.20 in cash.

(b)  The Company shall notify Parent and Newco promptly (and in any event by 5:00 p.m. New York City time, on the next business day) of the receipt of any inquiries, proposals or offers received by the Company or any of its subsidiaries or any of their respective Representatives, indicating, in connection with such notice, the name of such person and the material terms of any inquiries, proposals or offers.  The Company shall (i) keep Parent and Newco reasonably informed of the status of any such discussions or negotiations and of any modifications to such inquiries, proposals or offers, and (ii) promptly upon receipt or delivery thereof, provide Newco with copies of all documents and written communications relating to such inquiries, proposals or offers exchanged between the Company or any of its Representatives, on the one hand, and the person making an Alternative Proposal or any of its Representatives, on the other hand (the Company agreeing that it and its subsidiaries will not enter into any confidentiality agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent and Newco).  The Company agrees that neither it nor any of its subsidiaries shall terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which it or any of its subsidiaries is a party and that it and its subsidiaries shall enforce the provisions of any such agreement.

(c)  Notwithstanding anything in this Section 6.03, (i) the Company shall not be permitted to terminate this Agreement (except as otherwise specifically permitted in Article VIII), (ii) prior to the termination of this Agreement in accordance with Article VIII, none of the Company nor any of its subsidiaries shall accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, merger agreement or other Contract relating to an Alternative Proposal (other than a confidentiality agreement that complies with the provisions of this Section 6.03) and (iii) except as a result of a termination of this Agreement pursuant to Section 8.01(f) or (g), this Section 6.03 shall not affect any other obligation of the Company under this Agreement, including its obligations to convene and hold the Stockholders’ Meeting in accordance with Section 6.01(a).  Effective as of the date of this Agreement, the Company and its subsidiaries shall terminate, and (without limiting or restricting any of the activities that Proha and Proha’s Representatives, including Pekka Pere and Olle Odman, are permitted to engage in under Section 3(h) of the Voting Agreement) the Company shall cause its Representatives and its subsidiaries’ Representatives to terminate, any existing activities, discussions or negotiations with any third parties that may be ongoing with respect to any Alternative Proposal, shall take the necessary steps to inform its and its subsidiaries’ Representatives of the obligations undertaken in this Section 6.03 and shall request that all confidential information previously furnished to any such third parties be returned promptly.

(d)  The Company Board shall not approve or recommend an Alternative Proposal, or withdraw or modify its approval or recommendation of this Agreement and the transactions contemplated hereby, including the Merger (or publicly propose to do any of the foregoing), except as explicitly provided in this Section 6.03(d).  Prior to the time of the Stockholders’ Meeting, in response to the receipt of an unsolicited bona fide written Alternative Proposal (or, in the case of a Proha Proposal, prior to the Proha Proposal Termination Date, in response to the receipt of a bona fide written Acquisition Proposal made in a manner permitted by Section 3(h) of the Voting Agreement), if the Company has complied with this Section 6.03 (and, in the case of a Proha Proposal, Proha has complied with Section 3(h) of the Voting Agreement) and the Company Board (i) concludes in good faith that such Alternative Proposal constitutes a Superior Proposal (and continues to constitute a Superior Proposal after taking into account any modifications proposed by Newco during any five business day period referred to below), (ii) after consultation with outside legal counsel, has concluded in good faith that the failure to take such action would constitute a breach by the Company Board of its fiduciary duties to the stockholders of the Company under applicable law, then, on the fifth business day following Newco’s receipt of written notice from the Company of the Company Board’s intention to do so, which notice shall describe the material terms and conditions of the Superior Proposal and the parties thereto (it being understood and agreed that any amendment to the price or any other material term of a Superior Proposal shall require a new notice and a new five business day period), the Company Board may approve and recommend such Superior Proposal and, in connection with such Superior Proposal, withdraw or modify, or propose to withdraw or modify, the Company Board Recommendation (a “Change in Board Recommendation”), and (iii) the Company Board, contemporaneously with the termination of this Agreement pursuant to Section 8.1(g), causes the Company to enter into a binding agreement with respect to such Superior Proposal; provided, in each case, that during the applicable five business day period, the Company shall be obligated to negotiate in good faith with Parent and Newco and their Representatives, affiliates and equity investors (to the extent Newco desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Alternative Proposal would no longer be determined in good faith by the Company Board, in consultation with its financial advisors, to be a Superior Proposal.

(e)  The Company and the Company Board may take and disclose to the Company’s Stockholders a position in accordance with Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal; provided that the foregoing will in no way (i) permit any action that would otherwise have been prohibited under this Agreement, (ii) limit the obligation of the Company to comply with its obligations under this Agreement or (iii) eliminate or modify the effect that any action taken or disclosure made in accordance with such Rule would have under this Agreement.

Section 6.04.   Employee Benefits Matters.  Except as contemplated herein, for the period ending on the last day of the calendar year in which the Effective Time occurs, the Surviving Company shall, and the Parent shall cause the Surviving Company to, provide employee benefit plans, programs and arrangements which, in the aggregate, will provide (i) with respect to those Company Employees currently covered by United States domestic employee benefit plans, programs and arrangements, benefits, as applicable, which are no less favorable, in the aggregate, than those provided pursuant to the plans, programs and arrangements of the Parent in effect immediately prior to the Effective Time and, (ii) with respect to those Company Employees currently covered by foreign employee benefit plans, programs and arrangements, benefits, as applicable, which are no less favorable, in the aggregate, than those provided in the current foreign benefit plans, programs and arrangements set forth in Schedule 3.09(a); provided, however, that nothing herein shall (w) impede or limit the Surviving Company or any of its subsidiaries from terminating any of their employees at any time for any reason or no reason, subject to the provisions of applicable Law and applicable Contracts, (x) prevent the amendment or termination of any such plan, program or arrangement, (y) require that the Surviving Company (1) provide or permit investment in the securities of the Company, (2) grant or award any securities or securities-based compensation or benefit or (3) provide any guaranteed bonus compensation, change of control protections or retention awards, or (z) interfere with the Surviving Company’s right or obligation to make such changes as are necessary to conform with applicable Laws.

Section 6.05.   Directors’ and Officers’ Indemnification and Insurance.  (a)  The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions regarding liability of directors and indemnification of directors and officers that are set forth, as of the date of this Agreement, in the certificate of incorporation and the bylaws, respectively, of the Company and shall provide indemnification with respect to claims arising from facts or events that occurred prior to the Effective Time to the fullest extent permitted by and in accordance with the DGCL from time to time, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were Company Employees.

(b)  The Surviving Corporation shall cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least four years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred prior to the Effective Time; provided that if such “tail” insurance policies are not available at an aggregate cost not greater than $450,000 (the “Insurance Cap”), the Surviving Corporation shall cause to be obtained as much comparable insurance for as long a period (not to exceed four years from the Effective Time) as is available for an aggregate cost not to exceed the Insurance Cap.

(c)  In furtherance of and not in limitation of the preceding paragraph, Newco agrees that the officers and directors of the Company that are defendants in all Actions commenced by stockholders of the Company with respect to (x) the performance of their duties as such officers and/or directors under federal or state Law (including Actions under federal and state securities Laws) and (y) the transactions contemplated by this Agreement, including any and all such Actions commenced on or after the date of this Agreement (the “Subject Litigation”) shall be entitled as a group to be represented, at the reasonable expense of the Company or the Surviving Corporation, in the Subject Litigation by one counsel (and Delaware counsel if appropriate and one local counsel in each jurisdiction in which a case is pending) each of which such counsel shall be selected by a plurality of such officer/director defendants (and reasonably acceptable to the Surviving Corporation and, prior to the Effective Time, Newco); provided that the Company shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and that a condition to the indemnification payments provided in this Section 6.05 shall be that such officer/director defendant not have settled any Subject Litigation without the consent of the Surviving Corporation (such consent not to be unreasonably withheld) and, prior to the Closing, Newco; and provided further that neither Newco, the Company nor the Surviving Corporation shall have any obligation hereunder to any officer/director defendant when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such officer/director defendant in the manner contemplated hereby is prohibited by applicable Law.

(d)  Prior to the Effective Time, the Company shall give Newco the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to this Agreement, the Merger and the other transactions contemplated hereby, and no settlement or any such litigation shall be agreed to without Newco’s prior consent (which consent shall not be unreasonably withheld or delayed).

Section 6.06.   Regulatory Approvals and Other Matters.  (a)  (a)  Each party shall cooperate and use commercially reasonable efforts to prepare promptly and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use commercially reasonable efforts to obtain all necessary Approvals from any Governmental Authority and all other persons necessary or advisable to consummate the transactions contemplated hereby, including the Required Approvals; provided, however, that (i) no party shall be obligated or permitted to consent to any action or to make or offer to make any commitment or undertaking or incur any liability or obligation, other than those commitments and undertakings set forth in this Section 6.06, without the consent of the other party, which consent shall not be unreasonably withheld (it being understood that, without limiting the condition set forth in Section 7.02(d), consent may be withheld in a party’s sole discretion with respect to any matter that could increase in any material respect the financial obligations of the Company or its subsidiaries) and (ii) no party shall be obligated or permitted to consent to any action or to make or offer to make any commitment or undertaking or incur any liability or obligation that would be inconsistent with any of the conditions or standards set forth in Section 7.02(d).  Newco and the Company agree that they will consult with each other with respect to the obtaining of all such necessary or advisable Approvals.  Each of Newco and the Company shall have the right to review and approve in advance drafts of all such necessary applications, notices, petitions, filings and other documents made or prepared in connection with the transactions contemplated by this Agreement, which approval shall not be unreasonably withheld or delayed.  Each party shall promptly notify the other party of any failure or prospective failure to obtain any such Approvals and shall provide copies of all Company Required Consents obtained by it.

(b)  Notwithstanding anything in this Agreement to the contrary, in connection with obtaining any Approval from any Governmental Authority or any other person, none of Newco or any of its affiliates shall be required to pay or commit to pay any cash or other consideration, to make any commitment or to incur any liability or other obligation.  No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated hereby at the behest of any Governmental Authority without the consent and agreement of the other party to this Agreement, which consent shall not be unreasonably withheld or delayed.

Section 6.07.   Public Announcements.  The initial press release concerning the Merger shall be a joint press release and, thereafter, neither the Company nor Newco shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or any transaction contemplated hereby, except to the extent required by applicable Law , in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.

Section 6.08  Resignations.The Company shall obtain and deliver to Newco at the Closing evidence satisfactory to Newco of the resignation, effective at the Effective Time, of those directors and officers of the Company and its subsidiaries designated by Newco prior to the Closing, and releases of the Company and its subsidiaries by such directors and officers of any and all claims arising on or prior to the Effective Time or relating to any matter occurring on or prior to the Effective Time in a form which shall be reasonably acceptable to Newco.

Section 6.09  Financing.  The Company agrees to provide, and shall cause its subsidiaries and its and their Representatives to provide, on a timely basis, all reasonable cooperation in connection with the arrangement of any equity or debt financing as may be requested by Parent and Newco (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries), including (i) participation in meetings and due diligence sessions, (ii) furnishing Parent and Newco and their equity or debt financing sources and their Representatives with financial and other pertinent information regarding the Company as may be reasonably requested by Parent and Newco, including financial statements and financial data, and (iii) providing and executing documents as may be reasonably requested by Parent and Newco; provided, that none of the Company or any subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with any such financing prior to the Effective Time.  All non-public or otherwise confidential information regarding the Company obtained by Parent and Newco or their Representatives pursuant to this Section 6.09 shall be kept confidential in accordance with the Non-Disclosure Agreement; provided, that Parent and Newco and their Representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with any such equity or debt financing.

ARTICLE VII

CONDITIONS

Section 7.01.   Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction or, if permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

(a)  Common Stockholder and Preferred Stockholder  Approvals.  Both the Common Stockholder Approval and the Preferred Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b)  No Order.  No Law or Order enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority, whether temporary, preliminary or permanent (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or any of the other transactions contemplated hereby or making the consummation of the Merger or any of the other transactions contemplated hereby illegal or otherwise imposing material limitations on the ability of Newco effectively to acquire or hold the business of the Company and its subsidiaries.

Section 7.02.   Conditions to Obligation of Parent and Newco to Effect the Merger.  The obligation of Parent and Newco to effect the Merger shall be further subject to the satisfaction or, if permitted by applicable Law, waiver by Parent and Newco, on or prior to the Closing Date, of each of the following conditions:

(a)  Representations and Warranties.  Each of the representations and warranties of the Company (i) set forth in this Agreement that are qualified or excepted by materiality or Material Adverse Effect or similar standard or qualification shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that if such representations and warranties speak as of an earlier date they shall be true and correct as of such date); provided, however, that for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of all such representations and warranties to be so true and correct, without giving effect to any qualification or exception as to materiality or Material Adverse Effect or any similar standard or qualification set forth in such representations or warranties, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) set forth in this Agreement that are not qualified or excepted by materiality or Material Adverse Effect or any similar standard or qualification shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that if such representations and warranties speak as of an earlier date they shall be true and correct in all material respects as of such date).  Newco and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b)  Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.  Parent and Newco shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(c)  No Material Adverse Effect.  There shall not exist any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Parent and Newco shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(d)  No Governmental Litigation.  There shall not be any legal, administrative, arbitral or other proceeding pending before any Governmental Authority in which a Governmental Authority is a party that would or would reasonably be expected to: (i) restrain, enjoin, prevent, prohibit or make illegal the consummation of the Merger or any of the other transactions contemplated hereby; or (ii) impose material limitations on the ability of Newco effectively to acquire or hold the business of the Company and its subsidiaries.

(e)  Consents.  The Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the Contracts set forth on Schedule 7.02(e) in form and substance reasonably satisfactory to Parent and Newco.

(f)  Other Agreements. The Voting Agreement, each Stockholder Letter Agreement, the Proha Agreement and the Laurus Agreement shall be in full force and effect with respect to each party thereto.

(g)  FIRPTA Compliance.  Newco shall have received from the Company a properly executed notice in a form reasonably acceptable to Newco for purposes of satisfying Newco’s obligations under Section 897 and 1445 of the Code, together with written authorization for Newco to deliver such notice to the IRS on behalf of the Company after the Closing.

(h)  Net Indebtedness; Cash; Recent Quarter.  Newco shall have received the following, in form and substance reasonably satisfactory to Newco:

(i)   Net Indebtedness; Cash.  A certificate signed on behalf of the Company by the Chief Financial Officer of the Company setting forth the amount of Indebtedness of the Company and the subsidiaries as of the Closing Date and the amount necessary to pay off the Indebtedness owed, directly or indirectly, to Laurus Master Fund, Ltd. or an affiliate thereof in full as of the Closing Date, including any accrued and unpaid interest, penalties or premiums thereon (collectively, the “Payoff Amount”), and the amount of cash and cash equivalents of the Company and the subsidiaries as of the Closing Date (after giving effect to the payment of all Transaction Expenses) calculated in accordance with the accounting principles and methodologies (including GAAP) employed by the Company in preparing the Balance Sheet consistently applied (“Closing Cash”), which Payoff Amount shall not be greater than Three Million Eight Hundred Sixty-five Thousand Dollars ($3,865,000) and which  Closing Cash shall not be less than One Million Five Hundred Thousand Dollars ($1,500,000) without giving effect to any contractual severance payments that are required to be made in order for the Company to comply with Section 6.08, and customary forms of pay-off letters from the holders of the Indebtedness set forth on Schedule 3.02(d) which provide for mortgage and lien releases, canceled notes, trademark and patent assignments and other similar matters in connection with the payment of such Indebtedness; and

(ii) Recent Quarter.  A certificate signed on behalf of the Company by the Chief Financial Officer of the Company setting forth the Company’s total revenue, software license revenue and operating margin for the quarter ending December 31, 2005 (calculated in accordance with the accounting policies described in the Company’s Form 10-Q for the quarter ended September 30, 2005), which total revenue, software license revenue and operating margin shall not be less than the amounts set forth on Schedule 7.2(h)(ii) (subject in each case to normal year-end audit adjustments, none of which shall be material).

(i)  Tax Filings.  The Company shall have made the following Tax filings in form and substance reasonably satisfactory to Newco:  (i) federal Form 5471, Information Return of U.S. Persons with Respect to Certain Corporations, for all of the Company’s foreign subsidiaries for the 2002 Tax year with the Internal Revenue Service and the California Franchise Tax Board, and (ii) Form RF-3 G.B., Annual Claim for Exemption From French Tax on Royalties, with the appropriate Tax authorities for all open Tax years.

(j)  Proha Arrangements.  The Company and Proha shall have entered into mutually agreeable arrangements as contemplated by the Proha Agreement, including an office lease agreement and administrative services agreement.

(k)  Proprietary Information and Inventions Assignment Agreement.  The Company shall have provided evidence satisfactory to Parent and Newco that as of the Closing each individual who as of the date hereof is or after the date hereof becomes a U.S. employee of the Company or any of its subsidiaries and who was, is or is reasonably likely to be involved in the creation, modification or improvement of Intellectual Property for the Company or any of its subsidiaries, has entered into and executed an Employee Proprietary Information Agreement in the form attached to Schedule 7.2(k).

(l)  Releases.  The Company shall provide executed releases in form reasonably acceptable to Newco pursuant to Section 6.08 from the resigning directors and officers.

Section 7.03.   Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger shall be further subject to the satisfaction or, if permitted by applicable Law, waiver by the Company, on or prior to the Closing Date, of each of the following conditions:

(a)  Representations and Warranties.  Each of the representations and warranties of Parent and Newco (i) set forth in this Agreement that are qualified or excepted by materiality or Material Adverse Effect or any similar standard or qualification shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that if such representations and warranties speak as of an earlier date they shall be true and correct as of such date); provided, however, that for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of all such representations and warranties to be so true and correct, without giving effect to any qualification or exception as to materiality or material adverse effect or any similar standard or qualification set forth in such representations or warranties, would, in the aggregate, have a material adverse effect on the ability of Parent or Newco to perform its obligations hereunder and (ii) set forth in this Agreement that are not qualified or excepted by materiality or material adverse effect or any similar standard or qualification shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that if such representations and warranties speak as of an earlier date they shall be true and correct in all material respects as of such date).  The Company shall have received a certificate signed on behalf of Parent and Newco by its Chief Executive Officer or the Chief Financial Officer of Parent and Newco to the foregoing effect.

(b)  Performance of Obligations of Parent and Newco.  Each of Parent and Newco shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.  The Company shall have received a certificate signed on behalf of Parent and Newco by its Chief Executive Officer or the Chief Financial Officer to the foregoing effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01.   Termination.  This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding any shareholder approval of this Agreement, as follows (the date of any such termination, the “Termination Date”):

(a)  by mutual written consent duly authorized by the Company Board and by Parent and Newco;

(b)  by the Company, on the one hand, or Newco, on the other hand, if the Closing shall not have been consummated on or before the date upon which is one hundred eighty (180) days subsequent to the effective date of this Agreement; provided, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to perform its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to have been consummated on or before such date;

(c)  by the Company, on the one hand, or Newco, on the other hand, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of any of Newco, in the case of a termination by the Company, or the Company, in the case of a termination by Newco, which breach, individually or together with all other such breaches, would constitute, if occurring or continuing on the Closing Date, the failure of any of the conditions set forth in Section 7.02 or Section 7.03, as the case may be, and which (x) is not cured within 30 calendar days following written notice to the party committing such breach or (y) by its nature or timing cannot be cured through the exercise of reasonable efforts prior to the expiration of such 30 calendar day period;

(d)  by the Company, on the one hand, or Newco, on the other hand, if any Restraint having any of the effects set forth in Section 7.01(c) shall be in effect and shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 8.01(d) shall not be available to any party whose failure to perform its obligations under this Agreement has been the cause of, or resulted in, the imposition of such Restraint;

(e)  by the Company (unless the Company is in breach of its obligations under Section 6.01 or Section 6.03), on the one hand, or Newco, on the other hand, if either the Common Stockholder Approval or the Preferred Stockholder Approval shall not have been obtained by reason of the failure to obtain either of the respective approvals upon the taking of a vote  at the Stockholders’ Meeting or any adjournment or postponement thereof;

(f)  by Newco, following the occurrence of a Triggering Event; or

(g)  by the Company, prior to the Stockholders’ Meeting (or, in the case of a Proha Proposal, prior to the Proha Proposal Termination Date), in response to a Superior Proposal that was unsolicited or resulted from a Proha Proposal and that did not otherwise result from a breach of Section 6.03, if (i) the Company Board shall have effected a Change in Board Recommendation, (ii) the Company Board has resolved to approve and recommend such Superior Proposal, (iii) the Company has complied with its obligations under Sections 6.01 and 6.03, and (iv) concurrently with such termination, the Company enters into a binding agreement with respect to such Superior Proposal.  Notwithstanding the foregoing, the Company shall not terminate this Agreement pursuant to this Section 8.01(g), and any purported termination pursuant to this Section 8.01(g) shall be void and of no force or effect, unless the Company shall have complied with all of the provisions of Section 6.03, including the notification provisions in Section 6.03, in connection with such Superior Proposal, and with all applicable requirements of Section 8.02(a) (including the payment of the Termination Fee prior to or concurrent with such termination).

For purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Company Board shall for any reason have effected a Change in Board Recommendation; (ii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation; (iii) the Company shall have breached any of its obligations under Section 6.01 or under Section 6.03 or any party (other than Newco) to any Voting Agreement shall have breached any of its obligations thereunder or terminated any Voting Agreement with respect to itself; (iv) the Company Board shall fail to reaffirm the Company Board Recommendation within ten business days after Newco requests in writing that such Company Board Recommendation be reaffirmed at any time following an Alternative Proposal; (v) the Company Board shall have approved or recommended any Alternative Proposal or resolved to do so; (vi) the Company shall have entered into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement, contract or commitment accepting any Alternative Proposal; or (vii) a tender or exchange offer relating to securities of the Company shall have been commenced by a person unaffiliated with Newco and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

Section 8.02.   Certain Fees and Expenses.  (a)  If this Agreement shall be terminated:

(i)   by Parent and Newco pursuant to Section 8.01(f), the Company shall pay to Newco or its designee an aggregate amount equal to the Termination Fee (as defined in Section 8.02(b)) within two business days after such termination;

(ii)   by the Company pursuant to Section 8.01(g), the Company shall pay to Newco or its designee an aggregate amount equal to the Termination Fee prior to or concurrent with such termination;

(iii)   by Parent and Newco or the Company pursuant to Section 8.01(e) or by Newco pursuant to Section 8.01(c), the Company shall pay to Newco or its designee all documented costs and expenses incurred by Newco and the majority indirect stockholder of Newco in connection with this Agreement and the transactions contemplated hereby, not to exceed Five Hundred Thousand Dollars ($500,000), within two business days after such termination; and

(iv)   by Parent and Newco or the Company pursuant to Section 8.01(other than termination pursuant to Section 8.01(a), Section 8.01(b), Section 8.01(c) or Section 8.01(d)) and (1) at or prior to the Termination Date, an Alternative Proposal shall have been publicly announced, commenced or otherwise communicated or made known to the Company (or any person shall have publicly announced, commenced or otherwise communicated or made known an intention, whether or not conditional, to make an Alternative Proposal) and (2) within twelve months of the Termination Date, the Company or any of its affiliates either becomes a party to any definitive agreement, letter of intent or agreement in principle in respect of an Alternative Proposal or consummates a transaction that would constitute an Alternative Proposal (which need not be the same Alternative Proposal as the Alternative Proposal described in clause (1)), then the Company will pay Newco an aggregate amount equal to the Termination Fee, minus any costs and expenses previously paid to Newco or its designee pursuant to Section 8.02(a)(iii), prior to or concurrent with the closing of such Alternative Proposal.

(b)  In no event shall the Company be required to pay under this Section 8.02 an aggregate amount in excess of the Termination Fee.  As used in this Agreement, “Termination Fee” means an amount equal to Seven Hundred Fifty Thousand Dollars ($750,000).  The Company and Newco acknowledge that the fee and expense and the other provisions of this Section 8.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent, Newco and the Company would not enter into this Agreement.  All amounts due Parent and Newco under Section 8.02(a) shall be payable by wire transfer in immediately available funds to Newco or to such other person as Newco may designate in writing to the Company.  If the Company fails to make any payment required under this Section 8.02 in a timely manner and, in order to obtain such payment, Parent and Newco commence a suit to collect such payment that results in a judgment against the Company, the Company shall indemnify Parent and Newco or their designee, as the case may be, for their fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate of Bank of America, N.A. (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 8.02.

Section 8.03.   Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent and Newco as provided in Section 8.01, written notice thereof shall be given to the other party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Newco or the Company, other than the provisions of Section 6.02(b), Section 8.02, this Section 8.03 and Article IX, all of which shall survive termination of this Agreement.  Nothing contained in this Section 8.03 shall relieve any party from liability for its breach of the representations, warranties, covenants or agreements set forth in this Agreement; provided that following termination of this Agreement by Newco or the Company as provided in Section 8.01, in the absence of a willful breach no party shall be liable for damages in excess of Three Million Seven Hundred Thousand Dollars ($3,700,000) (including any amounts paid pursuant to Section 8.02).

Section 8.04.   Amendment.  This Agreement may be amended by mutual agreement of the parties at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted upon consummation of the Merger.  This Agreement may not be amended except by an instrument in writing signed by the parties.

Section 8.05.   Waiver.  At any time prior to the Effective Time, any party may (a) extend the time for the performance of any obligation or other act of any other party, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.  The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01.   Non-Survival.  None of the representations, warranties, covenants and other agreements in this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 9.02.   Fees and Expenses.  Except as provided otherwise in Section 8.02, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 9.03.   Certain Definitions.  For purposes of this Agreement, the term:

(a)  ”affiliate” shall mean, unless otherwise indicated, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the person specified, and the term “controls” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person specified, whether through ownership of voting securities, by Contract or otherwise; provided, however, that for purposes of Article III and V, an “affiliate” of the Company shall include each of (i) Proha and each direct and indirect subsidiary of Proha and (ii) each officer and director of Proha and each direct and indirect subsidiary of Proha;

(b)  ”business day” shall mean any day that the New York Stock Exchange is normally open for trading and that is not a Saturday, Sunday or other day on which banks in the City of New York are authorized or required by Law to close for regular banking business;

(c)  ”control“ (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or other ownership interests, by Contract or otherwise;

(d)   “Knowledge” or “Knowledge of Parent” or “Knowledge of Newco” or “Knowledge of the Company” means, with respect to any matter in question, that the executive officers of Newco, on the one hand, or the executive officers of the Company, on the other hand, have actual knowledge after reasonable inquiry;

(e)  ”person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, unincorporated organization or other business entity or “group” (as defined in the Exchange Act); and

(f)  ”subsidiary” or “subsidiaries” or “Subsidiary” or “Subsidiaries” mean, with respect to a party, any person (other than an individual) of which at least fifty percent of the voting securities or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such person is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.

Section 9.04.   Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed.  Each party shall act in good faith in confirming receipt of any such facsimile transmissions.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)  If to the Company, to:

Artemis International Solutions Corporation

4041 MacArthur Boulevard

Suite 2600

Newport Beach, CA 92660

Attention:      Charles Savoni

Telecopy:      (949) 833-7277

with a copy to:

Kirkpatrick & Lockhart Nicholson Graham LLP

599 Lexington Avenue

New York, New York  10022

Attention:              Robert S. Matlin

Telecopy:              (212) 536-3901

(b)  If to Parent, to:

Trilogy, Inc.

6011 West Courtyard Dr.

Suite 300

Austin, TX 78730

Attention:      Lance A. Jones

Telecopy:      (512) 874-3502

with a copy to:

Haynes and Boone, LLP

901 Main St., Suite 3100

Dallas, TX 75202

Attention:              Dennis R. Cassell

Telecopy:              (214) 200-0788

(c)  If to Newco, to:

RCN Acquisition, Inc.

6011 West Courtyard Dr.

Suite 300

Austin, TX 78730

Attention:      Lance A. Jones

Telecopy:      (512) 874-3502

with a copy to:

Haynes and Boone, LLP

901 Main St., Suite 3100

Dallas, TX 75202

Attention:              Dennis R. Cassell

Telecopy:              (214) 200-0788

Section 9.05.   Interpretation.  When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  References to a person are also to its permitted successors and assigns.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

Section 9.06.   Severability.  Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.07.   Entire Agreement.  This Agreement (including the attachments hereto and the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Non-Disclosure Agreement.

Section 9.08.   No Implied Representations or Warranties.  Except for the representations and warranties contained in this Agreement, neither the Company nor Newco makes any representations or warranties, written or oral, statutory, express or implied, concerning itself or any of its affiliates, or its or its affiliates’ respective businesses, assets or liabilities.

Section 9.09.   Assignment; Binding Effect; Benefit.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other party; provided, that Newco may, without the prior written consent of the Company, assign (a) its rights, interests and obligations to any of its affiliates without the consent of the Company, or (b) for collateral security purposes, its rights and interests to any lender providing financing to Newco or any of its affiliates; provided, further, that no such assignment shall relieve the assigning party of its obligations hereunder if the assignee does not perform its obligations hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.  Any purported assignment or delegation not permitted under this Section shall be null and void.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended or shall be interpreted to confer on any person other than the parties or their respective permitted successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement (except as provided in Section 6.05).

Section 9.10.   Schedules and Exhibits.  All Schedules and Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

Section 9.11.   Counterparts; Effect; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

Section 9.12.   Governing Law.  This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of law provisions thereof that may require the application of the Laws of another jurisdiction.  The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such Action shall be heard and determined in such a Delaware State or federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in this Section 9.12 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

Section 9.13.   Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.14.   Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction specified in Section 9.12, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION

By:	/s/ Robert Stefanovich
Name:	Robert Stefanovich
Title:	EVP/CFO

TRILOGY, INC.

By:	/s/ Sean Fallon
Name:	Sean Fallon
Title:	VP Finances

RCN ACQUISITION, INC.

By:	/s/ Sean Fallon
Name:	Sean Fallon
Title: